Filed Pursuant to Rule 424(b)(5)
Registration No. 333-165942

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 8, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED APRIL 8, 2010

$150,000,000

Worthington Industries, Inc.

    % Notes due 2020

We will pay interest on the notes on April 15 and October 15 of each year, beginning on October 15, 2010. The notes will mature on                     , 2020. We may redeem the notes in whole or in part at any time at our option at the redemption prices described in this prospectus supplement under “Description of Notes—Optional Redemption.”

If we experience a change of control triggering event, each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes—Purchase upon a Change of Control Triggering Event.”

The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our future subordinated indebtedness. In addition, the notes will be effectively subordinated in right of payment to all of our subsidiaries’ obligations and effectively subordinated in right of payment to all of our secured obligations, to the extent of the assets securing such obligations. For a more detailed description of the notes, see “Description of Notes.”

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Investing in the notes involves risks. See the “Risk Factors” section beginning on page S-13 of this prospectus supplement, as well as the risk factors disclosed in our periodic reports filed with the Securities and Exchange Commission.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Us Before Expenses (1)
Per Note	%	%	%
Total	$	$	$

(1)	Plus accrued interest, if any, from , 2010.

Delivery of the notes in book-entry form only through The Depository Trust Company (DTC) will be made on or about                     , 2010.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse	Wells Fargo Securities

The date of this prospectus supplement is                 , 2010.

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Documents by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, together with any free writing prospectus or other offering material used in connection with this offering. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents in which such information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, references to “Worthington,” the “Company,” “we,” “our” and “us” and similar terms mean Worthington Industries, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference may contain “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current expectations, estimates or projections concerning future results or events. These statements are generally identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Forward-looking statements may include, without limitation, statements relating to:

•	business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures;

•	projected working capital needs;

•	demand trends for us or our markets;

•	pricing trends for raw materials and finished goods and the impact of pricing changes;

•	anticipated capital expenditures and asset sales;

•	anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain;

•	projected timing, results, benefits, costs, charges and expenditures related to acquisitions, head count reductions and facility dispositions, shutdowns and consolidations;

•	the alignment of operations with demand;

•	the ability to operate profitably and generate cash in down markets;

•	the ability to capture and maintain margins and market share and to develop or take advantage of future opportunities, new products and markets;

•	expectations for Company and customer inventories, jobs and orders;

•	expectations for the economy and markets or improvements in the economy or markets;

•	expected benefits from transformation plans, cost reduction efforts and other new initiatives;

•	expectations for improving earnings, margins or shareholder value;

•	effects of judicial rulings; and

•	other non-historical matters.

Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those that follow:

•	the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn;

•	the effect of conditions in national and worldwide financial markets;

•	product demand and pricing;

•	changes in product mix, product substitution and market acceptance of our products;

•	fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations;

•	effects of facility closures and the consolidation of operations;

•	the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which we participate;

•	failure to maintain appropriate levels of inventories;

•	financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom we do business;

•	the ability to realize targeted expense reductions from head count reductions, facility closures and other cost reduction efforts;

•	the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis;

•	the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies from such acquisitions;

•	capacity levels and efficiencies within facilities and within the industry as a whole;

•

the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, labor issues, acts of war, terrorist activities or other causes;

•	changes in customer demand, inventories, spending patterns, product choices and supplier choices;

•	risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure;

•	the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment;

•	adverse claims experience with respect to workers compensation, product recalls or product liability, casualty events or other matters;

•	deviation of actual results from estimates and/or assumptions used by us in the application of our significant accounting policies;

•	level of imports and import prices in our markets;

•	the impact of judicial rulings and governmental regulations, both in the United States and abroad; and

•	other risks described from time to time in our filings with the Securities and Exchange Commission (the “SEC”) or set forth under the heading “Risk Factors.”

We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. It is impossible to predict or identify all potential risk factors. Consequently, you should not consider the foregoing list to be a complete set of all potential risks and uncertainties. Any forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus are based on current information as of the date of this prospectus supplement, the accompanying prospectus or the respective document incorporated by reference, and we assume no obligation to correct or update any such statements in the future, except as required by applicable law. All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus supplement or the accompanying prospectus and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement and the documents incorporated by reference and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the accompanying prospectus, any free writing prospectus or other offering material and the documents incorporated by reference before making an investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The Company

General Overview

Worthington Industries, Inc. is a corporation formed under the laws of the State of Ohio. Founded in 1955, we are primarily a diversified metal processing company, focused on value-added steel processing and manufactured metal products. Our manufactured metal products include: pressure cylinders products such as propane, refrigerant, oxygen, hand torch and camping cylinders, scuba tanks and helium balloon kits; light gauge steel framing for commercial and residential construction; framing systems and stairs for mid-rise buildings; current and past model automotive service stampings; and, through joint ventures, suspension grid systems for concealed and lay-in panel ceilings and laser welded blanks.

Business Segments

As of February 28, 2010, we had 41 manufacturing facilities worldwide and held equity positions in eight joint ventures, which operated an additional 23 manufacturing facilities worldwide.

We have three reportable business segments: (1) Steel Processing; (2) Metal Framing; and (3) Pressure Cylinders. The Steel Processing business segment consists of the Worthington Steel business unit (“Worthington Steel”). The Metal Framing business segment consists of the Dietrich Metal Framing business unit (“Dietrich”). The Pressure Cylinders business segment consists of the Worthington Cylinder business unit (“Worthington Cylinders”). All other business segments not included in these three reportable business segments are combined and disclosed in the “Other” category, which include the Automotive Body Panels, Steel Packaging, Worthington Mid-Rise Construction, Inc., Worthington Military Construction, Inc. and Worthington Stairs, LLC business segments.

Worthington holds equity positions in eight joint ventures, which are further discussed below under “— Joint Ventures.” Only one of the eight joint ventures is consolidated and its operating results are reported in the Steel Processing business segment.

Steel Processing

The Steel Processing business segment consists of the Worthington Steel business unit, and includes Precision Specialty Metals, Inc., a specialty stainless processor located in Los Angeles, California, and Spartan Steel Coating, LLC (“Spartan”), a consolidated joint venture which operates a cold-rolled hot dipped galvanizing line. For the first nine months of fiscal 2010 and for fiscal 2009 and fiscal 2008, the percentage of consolidated net sales generated by the Steel Processing business segment was approximately 49%, 45% and 48%, respectively.

Worthington Steel is one of the largest independent intermediate processors of flat-rolled steel in the United States. It occupies a niche in the steel industry by focusing on products requiring exact specifications. These products cannot typically be supplied as efficiently by steel mills or end-users of these products.

The Steel Processing business segment, including Spartan, owns and operates eight manufacturing facilities—one facility in each of California, Indiana, Maryland and Michigan and four facilities in Ohio—and leases one manufacturing facility in Alabama.

Worthington Steel serves approximately 1,200 customers from these facilities, principally in the automotive, construction, lawn and garden, hardware, furniture, office equipment, electrical control, tubing, leisure and recreation, appliance, agricultural, HVAC, container, and aerospace markets. Automotive-related customers have historically represented approximately half of this business segment’s net sales.

Worthington Steel buys coils of steel from integrated steel mills and mini-mills and processes them to the precise type, thickness, length, width, shape, temper and surface quality required by customer specifications. Computer-aided processing capabilities include, among others:

•	pickling, a chemical process using an acidic solution to remove surface oxide which develops on hot-rolled steel;

•	slitting, which cuts steel to specific widths;

•	cold reducing, which achieves close tolerances of thickness and temper by rolling;

•	hot-dipped galvanizing, which coats steel with zinc and zinc alloys through a hot-dipped process;

•	hydrogen annealing, a thermal process that changes the hardness and certain metallurgical characteristics of steel;

•	cutting-to-length, which cuts flattened steel to exact lengths;

•	tension leveling, a method of applying pressure to achieve precise flatness tolerances for steel;

•	edging, which conditions the edges of the steel by imparting round, smooth or knurled edges;

•	non-metallic coating, including dry lubrication, acrylic and paint; and

•	configured blanking, which stamps steel into specific shapes;

Worthington Steel also toll processes steel for steel mills, large end-users, service centers, and other processors. Toll processing is different from our typical steel processing business in that the mill, end-user or other party retains title to the steel and has the responsibility for selling the end product. Toll processing enhances Worthington Steel’s participation in the market for wide sheet steel and large standard orders, which is a market generally served by steel mills rather than by intermediate steel processors.

Metal Framing

The Metal Framing business segment, consisting of the Dietrich Metal Framing business unit, designs and produces metal framing components and systems and related accessories for the commercial and residential construction markets principally within the United States. For the first nine months of fiscal 2010 and for fiscal 2009 and fiscal 2008, the percentage of consolidated net sales generated by the Metal Framing business segment was approximately 18%, 25% and 26%, respectively.

Metal Framing products include steel studs and track, floor and wall system components, roof trusses and other building product accessories, such as metal corner bead, lath, lath accessories, clips, fasteners and vinyl bead and trim.

The Metal Framing business segment has 14 operating facilities located throughout the United States, with one facility in each of Colorado, Florida, Georgia, Hawaii, Indiana, Kansas, Maryland and New Jersey and two facilities in each of California, Ohio and Texas.

Dietrich is the largest metal framing manufacturer in the United States, supplying approximately one-third of the metal framing products sold in the United States. Dietrich serves approximately 3,900 customers, primarily consisting of wholesale distributors, commercial and residential building contractors, and mass merchandisers.

Pressure Cylinders

The Pressure Cylinders business segment consists of the Worthington Cylinder business unit, and includes Structural Composites Industries, LLC, a leading manufacturer of U.S. Department of Transportation-approved lightweight, aluminum-lined, composite-wrapped high-pressure cylinders. For the first nine months of fiscal 2010 and for fiscal 2009 and fiscal 2008, the percentage of consolidated net sales generated by Worthington Cylinders was approximately 25%, 20% and 19%, respectively.

Worthington Cylinders operates ten manufacturing facilities, with three facilities in Ohio and one facility in each of California, Mississippi, Wisconsin, Austria, Canada, the Czech Republic and Portugal.

The Pressure Cylinders business segment produces a diversified line of pressure cylinders, including low-pressure liquefied petroleum gas (“LPG”) and refrigerant gas cylinders, high-pressure and industrial/specialty gas cylinders, aluminum-lined, composite-wrapped high-pressure cylinders, airbrake tanks, and certain consumer products. LPG cylinders are sold to manufacturers, distributors and mass merchandisers and are used to hold fuel for gas barbecue grills, recreational vehicle equipment, residential and light commercial heating systems, industrial forklifts, propane-fueled camping equipment, hand held torches and commercial/residential cooking (the latter, generally outside North America). Refrigerant gas cylinders are sold primarily to major refrigerant gas producers and distributors and are used to hold refrigerant gases for commercial, residential and automotive air conditioning and refrigeration systems. High-pressure and industrial/specialty gas cylinders are sold primarily to gas producers and distributors as containers for gases used in cutting and welding metals, breathing (medical, diving and firefighting), semiconductor production, beverage delivery and compressed natural gas systems. Worthington Cylinders also produces recovery tanks for refrigerant gases, air reservoirs for truck and trailer original equipment manufacturers, and “Balloon Time®” helium kits which include non-refillable cylinders. While a large percentage of cylinder sales are made to major accounts, Worthington Cylinders has approximately 2,000 customers.

Worthington Cylinders produces low-pressure steel cylinders with refrigerant capacities of 15 to 1,000 pounds and steel and aluminum cylinders with LPG capacities of 14.1 ounces to 420 pounds. Low-pressure cylinders are produced by precision stamping, drawing, welding and/or brazing component parts to customer specifications. They are then tested, painted and packaged, as required. High-pressure steel cylinders are manufactured by several processes, including deep drawing, tube spinning and billet piercing.

In the United States and Canada, high-pressure and low-pressure cylinders are primarily manufactured in accordance with United States Department of Transportation and Transport Canada specifications. Outside the United States and Canada, cylinders are manufactured according to European norm specifications, as well as various other international standards.

Other

The “Other” category consists of business segments that do not meet the materiality tests for purposes of separate disclosure and other corporate related entities. These business segments are Automotive Body Panels, Steel Packaging, Worthington Mid-Rise Construction, Worthington Military Construction and Worthington Stairs.

The Automotive Body Panels business segment consists of The Gerstenslager Company (“Gerstenslager”), which is ISO/TS 16949:2002 and ISO14001 certified. Gerstenslager provides stamping, blanking, assembly, painting, packaging, die management, warehousing, distribution management and other services to customers, primarily in the automotive industry. Gerstenslager operates two facilities in Ohio. Gerstenslager is a major supplier to the automotive past-model year market and manages more than 3,600 finished good part numbers and more than 12,500 stamping dies/fixture sets for the past- and current-model year automotive and truck manufacturers, both domestic and transplant.

The Steel Packaging business segment consists of Steelpac, which is an ISO-9001: 2000 certified manufacturer of engineered, recyclable steel shipping solutions. Steelpac operates three facilities, with one facility in each of Indiana, Ohio and Pennsylvania. Steelpac designs and manufactures reusable custom platforms, racks and pallets made of steel for supporting, protecting and handling products throughout the shipping process for industries such as automotive, lawn and garden and recreational vehicles.

The Worthington Mid-Rise Construction business segment, located in Cleveland, Ohio, designs, supplies and builds mid-rise light-gauge steel framed commercial structures and multi-family housing units.

The Worthington Military Construction business segment, located in Franklin, Tennessee, is involved in the supply and construction of metal framing products for, and in the framing of, single family housing, with a focus on military housing.

The Worthington Stairs business segment, located in Akron, Ohio, is a manufacturer of pre-engineered steel egress stair solutions.

Joint Ventures

As part of a strategy to selectively develop new products, markets and technological capabilities and to expand an international presence, while mitigating the risks and costs associated with those activities, Worthington participates in one consolidated joint venture and seven unconsolidated joint ventures.

Consolidated Joint Venture

•

Spartan is a 52%-owned consolidated joint venture with Severstal North America, Inc. (“Severstal”), located in Monroe, Michigan. It operates a cold-rolled, hot-dipped galvanizing line for toll processing steel coils into galvanized and galvannealed products intended primarily for the automotive industry. Spartan’s financial results are fully consolidated into the Steel Processing business segment. The equity owned by Severstal is shown as noncontrolling interest on the Company’s consolidated balance sheets and Severstal’s portion of net earnings is included as net earnings attributable to noncontrolling interest in the Company’s consolidated statements of earnings.

Unconsolidated Joint Ventures

•

LEFCO Worthington, LLC (“LEFCO Worthington”), a 49%-owned joint venture with LEFCO Industries, LLC, is a minority business enterprise which offers engineered wooden crates, specialty pallets and steel rack systems for a variety of industries. LEFCO Worthington operates one manufacturing facility in Cleveland, Ohio.

•

Serviacero Planos, S.A. de C.V. (“Serviacero Worthington”), a 50%-owned joint venture with Inverzer, S.A. de C.V., operates three facilities in Mexico, one each in Leon, Queretaro, and Monterrey. Serviacero Worthington provides steel processing services such as slitting, multi-blanking and cutting-to-length to customers in a variety of industries including automotive, appliance, electronics and heavy equipment.

•

TWB Company, L.L.C. (“TWB”), a 45%-owned joint venture with ThyssenKrupp Steel North America, Inc., is a leading North American supplier of tailor welded blanks. TWB produces laser-welded blanks for use in the automotive industry for products such as inner-door panels, bodysides, rails and pillars. TWB operates facilities in: Prattville, Alabama; Monroe, Michigan; and Puebla, Ramos Arizpe (Saltillo) and Hermosillo, Mexico.

•

Worthington Armstrong Venture (“WAVE”), a 50%-owned joint venture with Armstrong Ventures, Inc., a subsidiary of Armstrong World Industries, Inc., is one of the three largest global manufacturers of suspension grid systems for concealed and lay-in panel ceilings used in residential ceiling markets. It competes with the two other global manufacturers and numerous smaller manufacturers. WAVE operates eight facilities in five countries: Aberdeen, Maryland; Benton Harbor, Michigan; and North Las Vegas, Nevada, within the United States; Shanghai, the Peoples Republic of China; Team Valley, United Kingdom; Prouvy, France; Marval, Pune, India; and Madrid, Spain.

•

Worthington Specialty Processing (“WSP”), a 51%-owned joint venture with U.S. Steel, operates three steel processing facilities located in Canton, Jackson and Taylor, Michigan, which are managed by Worthington Steel. WSP serves primarily as a toll processor for U.S. Steel and others. Its services include slitting, blanking, cutting-to-length, laser welding, tension leveling and warehousing.

•

DMFCWBS, LLC (“Clark JV”) is a 50%-owned joint venture with ClarkWestern Building Systems, Inc. The purpose of Clark JV is to develop, test and obtain approvals for metal framing and stud designs and to develop, own and license intellectual property related to such designs. Clark JV will not manufacture or sell any products, but will license its designs to its members and possibly to third parties.

•	Samuel Steel Pickling Company (“Samuel Steel”), a 31.25%-owned joint venture with Samuel Manu-Tech Pickling Inc., operates a steel pickling facility in Twinsburg, Ohio.

Transformation Plan

In the first quarter of fiscal 2008, we announced the initiation of a Transformation Plan (the “Plan”) with the overall goal to increase our sustainable earnings potential, asset utilization and operational performance. The Plan is being implemented over a three-year period and focuses on cost reduction, margin expansion and organizational capability improvements and, in the process, seeks to drive excellence in three core competencies: sales; operations; and supply chain management. The Plan is comprehensive in scope and includes aggressive diagnostic and implementation phases in the Steel Processing and Metal Framing business segments.

We retained a consulting firm to assist in the development and implementation of the Plan. The services provided by this firm included diagnostic tools, performance improvement technologies, project management techniques, benchmarking information and insights that directly related to the Plan. We also formed internal transformation teams who are dedicated to the Plan efforts and who had assumed responsibility for executing the Plan as of May 31, 2009.

In our Steel Processing business segment, we have completed the diagnostic and implementation phases (the “Transformation Study”) at five of our facilities. In our Metal Framing business segment, we have completed the diagnostic phase at six facilities and the implementation phase at five of those facilities. We anticipate that we will have substantially completed the Transformation Study at an additional six Metal Framing and three Steel Processing facilities by December 31, 2010.

Plan initiatives executed to date include facility closings, head count reductions, other cost reductions, an enhanced and more focused commercial sales effort, improved operating efficiencies, a consolidated sourcing and supply chain strategy and a continued emphasis on safety. We have seen positive results from these efforts; however, their impact has been dampened by the negative impact of the economic recession.

As of February 28, 2010, we had recorded a total of $64.9 million of restructuring charges associated with the Plan: $18.1 million was incurred during the fiscal year ended May 31, 2008 (“fiscal 2008”); $43.0 million was incurred during the fiscal year ended May 31, 2009 (“fiscal 2009”); and $3.7 million was incurred during the first nine months of the fiscal year ending May 31, 2010 (“fiscal 2010”). We expect to incur continuing restructuring charges relating to completing the Transformation Study at the additional Metal Framing and Steel Processing facilities, which should decline over the coming quarters. The need for other restructuring charges will depend largely on recommendations developed from the Transformation Study.

Recent Developments

On June 1, 2009, we purchased substantially all of the assets of Piper Metal Forming Corporation, U.S. Respiratory, Inc. and Pacific Cylinders, Inc. (collectively, “Piper”) for cash of $9.7 million. Piper is a leading manufacturer of aluminum high pressure cylinders and impact extruded steel and aluminum parts, serving the medical, automotive, defense, oil services and other commercial markets, with one manufacturing location in New Albany, Mississippi. Piper operates as part of our Pressure Cylinders business segment. Piper’s aluminum products increase our line of industrial gas product offerings and present an opportunity to increase our participation in the growing medical market.

On September 3, 2009, we acquired the membership interests of Structural Composites Industries, LLC (“SCI”) for cash of $24.4 million. SCI is a leading manufacturer of U.S. Department of Transportation-approved lightweight, aluminum-lined, composite-wrapped high pressure cylinders used in commercial, military, marine and aerospace applications. Product lines include cylinders for alternative fuel vehicles using natural gas or hydrogen, self-contained breathing apparatus, aviation oxygen and escape slides, military applications, home oxygen therapy and advanced and cryogenic structures. SCI operates as part of our Pressure Cylinders business segment. The acquisition of SCI allows us to continue to grow the Pressure Cylinders business and provides an entry into weight critical applications, further broadening the portfolio beyond the business segment’s original, core markets.

On February 1, 2010, we acquired the steel processing assets of Gibraltar Industries, Inc. and its subsidiaries (collectively, “Gibraltar”) for cash of $29.0 million. Those assets are now operated within our Steel Processing business segment. The acquisition will expand the capabilities of Worthington Steel’s cold-rolled strip business and its ability to service the needs of new and existing customers. The assets acquired were Gibraltar’s Cleveland, Ohio facility, equipment and inventory of Gibraltar’s Buffalo, New York facility and a warehouse in Detroit, Michigan. Also acquired was the stock of Cleveland Pickling, Inc., whose only asset is a 31.25% interest in Samuel Steel, a joint venture which operates a steel pickling facility in Twinsburg, Ohio.

Corporate Information

Our principal executive offices are located at 200 Old Wilson Bridge Road, Columbus, Ohio 43085, and our telephone number is (614) 438-3210. Our common shares are traded on the New York Stock Exchange under the symbol “WOR.” We maintain a website at www.worthingtonindustries.com where general information about us is available. The information on our website is not a part of this prospectus supplement or the accompanying prospectus.

The Offering

The summary below sets forth some of the principal terms of the notes and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete discussion of the notes, please refer to the “Description of Notes” section in this prospectus supplement and the “Description of Debt Securities” section in the accompanying prospectus.

Issuer	Worthington Industries, Inc.

Notes Offered	$150,000,000 aggregate principal amount of % Notes due 2020.

Maturity	The notes will mature on , 2020.

Interest	% per year.

Interest Payment Dates	We will pay interest on the notes on April 15 and October 15 of each year, commencing October 15, 2010.

Ranking	The notes will be senior unsecured obligations of Worthington and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our future subordinated indebtedness. In addition, the notes will be structurally subordinated to all of our subsidiaries’ obligations and effectively subordinated to all of our secured obligations, to the extent of the assets securing such obligations.

At February 28, 2010, after giving effect to the use of proceeds from this offering as described under the heading “Use of Proceeds,” Worthington would have had approximately $161 million of indebtedness ranking equally in right of payment with the notes and our subsidiaries would have had aggregate balance sheet liabilities of approximately $335 million, excluding intercompany obligations.

Optional Redemption	We may redeem the notes prior to maturity, in whole or in part, at any time at a redemption price equal to the greater of the principal amount of such notes and the make-whole price described under the heading “Description of Notes—Optional Redemption” plus, in either case, accrued interest on the principal amount being redeemed to the date of redemption.

Change of Control Triggering Event	If a change of control triggering event occurs and we have not previously exercised our right to redeem all of the outstanding notes, each holder of notes will have the right to require us to purchase all or a portion of such holder’s notes at a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes—Purchase upon a Change of Control Triggering Event.”

Covenants	The indenture governing the notes contains covenants that, with certain exceptions, limit our ability to incur certain liens, enter into sale/leaseback transactions and merge, consolidate or sell all or substantially all of our assets. See “Description of Notes—Certain Covenants” in this prospectus supplement and “Description of Debt Securities—Consolidation, Merger, and Sale of Assets” in the accompanying prospectus.

Form of Notes	The notes will be represented by one or more global securities registered in the name of Cede & Co., the nominee of The Depository Trust Company.

Use of Proceeds	We expect to receive net proceeds, after deducting underwriting discounts but before deducting other offering expenses, of approximately $ from this offering. We intend to use the net proceeds from this offering to repay a portion of our borrowings under our revolving credit facility and amounts outstanding under our revolving trade accounts receivable securitization facility. See “Use of Proceeds.”

Conflicts of Interest	As described in “Use of Proceeds,” some of the net proceeds of this offering will be used to pay down borrowings under our revolving credit facility. Because more than 5% of the proceeds of this offering, not including underwriting compensation, will be received by affiliates of the underwriters in this offering, this offering is being conducted in compliance with the NASD Rule 2720, as administered by the Financial Industry Regulatory Authority (“FINRA”). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities rated Baa or better by Moody’s rating service or Bbb or better by Standard & Poor’s rating service or rated in a comparable category by another rating service acceptable to FINRA.

No Public Market	The notes are a new issue of securities for which there is currently no established trading market. We do not intend to apply for a listing of the notes on any national securities exchange.

Trustee and Paying Agent	U.S. Bank National Association.

Risk Factors	An investment in the notes involves risks. See the “Risk Factors” section beginning on page S-13 of this prospectus supplement, as well as the risk factors disclosed in the accompanying prospectus and the documents incorporated by reference, for a discussion of factors you should carefully consider before deciding to invest in the notes.

Summary Financial Information

In the table below, we provide you with our summary financial information, which is derived from our consolidated financial statements. Results for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year. The information is only a summary and should be read together with the financial information incorporated by reference in this prospectus supplement. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

	Nine Months Ended February 28,		Fiscal Year Ended May 31,
	2010	2009	2009	2008	2007
	(In thousands, except per share amounts)
Net sales	$1,316,621	$2,159,697	$2,631,267	$3,067,161	$2,971,808
Cost of goods sold	1,142,474	2,022,293	2,456,533	2,711,415	2,610,177

Gross margin	174,147	137,404	174,734	355,746	361,631
Selling, general and administrative expense	155,642	159,520	210,046	231,602	232,487
Impairment of long-lived assets	35,409	96,943	96,943	—	—
Restructuring and other expense	3,740	36,997	43,041	18,111	—

Operating income (loss)	(20,644)	(156,056)	(175,296)	106,033	129,144
Other income (expense):
Miscellaneous income (expense)	1,236	(1,336)	(2,329)	620	964
Gain on sale of investment in Aegis	—	8,331	8,331	—	—
Interest expense	(6,448)	(16,408)	(20,734)	(21,452)	(21,895)
Equity in net income of unconsolidated affiliates	45,842	39,857	48,589	67,459	63,213

Earnings (loss) before income taxes	19,986	(125,612)	(141,439)	152,660	171,426
Income tax expense (benefit)	3,872	(34,879)	(37,754)	38,615	52,112

Net earnings (loss)	16,114	(90,733)	(103,685)	114,045	119,314
Net earnings attributable to noncontrolling interest	3,930	3,743	4,529	6,969	5,409

Net earnings (loss) attributable to controlling interest	$12,184	$(94,476)	$(108,214)	$107,076	$113,905

Basic
Average common shares outstanding	79,102	78,892	78,903	81,232	86,351

Earnings (loss) per share attributable to controlling interest	$0.15	$(1.20)	$(1.37)	$1.32	$1.32

Diluted
Average common shares outstanding	79,116	78,892	78,903	81,898	87,002

Earnings (loss) per share attributable to controlling interest	$0.15	$(1.20)	$(1.37)	$1.31	$1.31

Common shares outstanding at end of period	79,175	78,892	78,998	79,308	84,908
Cash dividends declared per share	$0.30	$0.51	$0.61	$0.68	$0.68

Balance Sheet Data (at period end)
Total assets	$1,402,973	$1,488,944	$1,363,829	$1,988,031	$1,814,182
Net debt(1)	255,711	296,300	243,074	406,678	238,373
Shareholders’ equity—controlling interest	697,185	713,138	706,069	885,377	936,001

(1)	Net debt is defined as total debt, including amounts outstanding under our revolving trade accounts receivable securitization facility, less cash and cash equivalents.

RISK FACTORS

Investing in the notes involves various risks. There are a number of factors, including those described below, that could materially and adversely affect our results of operations, financial condition, liquidity and cash flows. You should carefully consider the risks and uncertainties described below and in our Annual Report on Form 10-K for the fiscal year ended May 31, 2009, our Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2010 and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes. These risks are not the only risks that we face. Our business operations could also be affected by additional factors that are not presently known to us or that we currently consider to be immaterial to our operations. See also the discussion under the heading “Forward-Looking Statements.”

Risks Related to Our Business

Economic or Industry Downturns

The current global recession has adversely affected and is likely to continue to adversely affect our business and our industries, as well as the industries of many of our customers and suppliers. The volatile domestic and global recessionary climate is having significant negative impacts on our business. The global recession has resulted in a significant decrease in customer demand throughout nearly all of our markets, including our two largest markets – construction and automotive. The impacts of recent government approved and proposed measures, including various measures intended to provide stimulus to the economy in general or to certain industries, are currently unknown. Overall, operating levels across our businesses have fallen and may remain at depressed levels until economic conditions improve and demand increases.

Continued volatility in the United States and worldwide capital and credit markets has impacted and is likely to continue to significantly impact our end markets and result in continued negative impacts on demand, increased credit and collection risks and other adverse effects on our business. The domestic and worldwide capital and credit markets have experienced and are experiencing significant volatility, disruptions and dislocations with respect to price and credit availability. These have caused diminished availability of credit and other capital in our end markets, including automotive and construction, and for participants in, and customers of, those markets. There is continued uncertainty as to when and if the capital and credit markets will improve and the impact this period of volatility will have on our end markets and business in general.

The construction and automotive industries account for a significant portion of our net sales, and reductions in demand from these industries have adversely impacted and are likely to continue to adversely affect our business. The overall downturn in the economy, the disruption in capital and credit markets, declining real estate values and reduced consumer spending have caused significant reductions in demand from our end markets in general and, in particular, the construction and automotive end markets.

Demand in the commercial and residential construction markets has weakened as it has become more difficult for companies and consumers to obtain credit for construction projects and the economic slowdown has caused delays in or cancellations of construction projects.

The domestic auto industry is currently experiencing a very difficult operating environment, which has resulted in and will likely continue to result in lower levels of vehicle production and an associated decrease in demand for products sold to the automotive industry. Many automotive manufacturers and their suppliers have reduced production levels and eliminated manufacturing capacity, through the closure of facilities, extension of temporary shutdowns, reduction in operations, and other cost reduction actions. The difficulties faced by this industry are likely to continue to adversely affect our business.

Financial difficulties and bankruptcy filings by the Company’s customers could have an adverse impact on our business. Many of our customers are experiencing extremely challenging financial conditions. General

Motors and Chrysler have gone through bankruptcy proceedings and both companies have implemented plans to significantly reduce production capacity and their dealership networks. Certain other customers have filed or are contemplating filing bankruptcy petitions. These and other customers may be in need of additional capital or credit to continue operations. The bankruptcies and financial difficulties of certain customers and/or failure in their efforts to obtain credit or otherwise improve their overall financial condition could result in numerous changes within the markets we serve, including additional plant closings, decreased production, reduced demand, changes in product mix, unfavorable changes in the prices, terms or conditions we are able to obtain and other changes that may result in decreased purchases from us and otherwise negatively impact our business. These conditions also increase the risk that our customers may default on their payment obligations to us, particularly customers in hard hit industries such as automotive and construction.

The overall weakness among automotive manufacturers and their suppliers has increased the risk that at least some of the Company’s customers, which are suppliers to the automotive industry, could have further financial difficulties. The same is true of the Company’s customers in other industries, including construction, which are also experiencing significant financial weakness. Should the economy or any applicable market not improve, the risk of bankruptcy filings by the Company’s customers will continue to increase. Such filings may result in not only in a reduction in sales, but also in a loss associated with the potential inability to collect outstanding accounts receivables. While the Company takes steps intended to mitigate the impact of financial difficulties and potential bankruptcy filings by its customers, these matters could have a negative impact on the Company’s business.

Raw Material Pricing and Availability

The costs of manufacturing our products and the ability to supply our customers could be negatively impacted if we experience interruptions in deliveries of needed raw materials or supplies. If, for any reason, our supply of flat-rolled steel or other key raw materials, such as aluminum and zinc, is curtailed or we are otherwise unable to obtain the quantities we need at competitive prices, our business could suffer and our financial results could be adversely affected. Such interruptions might result from a number of factors, including events such as a shortage of capacity in the supplier base or of the raw materials, energy or the inputs needed to make steel or other supplies, failure of suppliers to fulfill their supply obligations, financial difficulties of suppliers resulting in the closing or idling of supplier facilities, other significant events affecting supplier facilities, significant weather events, those factors listed in the immediately following paragraph or other factors beyond our control. Further, the number of suppliers has decreased in recent years due to industry consolidation and the financial difficulties of certain suppliers, and consolidation may continue. Accordingly, if delivery from a major supplier is disrupted, it may be more difficult to obtain an alternative supply than in the past.

Our future operating results may be affected by fluctuations in raw material prices. Our principal raw material is flat-rolled steel, which we purchase from multiple primary steel producers. The steel industry as a whole has been cyclical, and at times availability and pricing can be volatile due to a number of factors beyond our control. These factors include general economic conditions, domestic and worldwide demand, curtailed production from major suppliers due to factors such as the closing or idling of facilities, equipment breakdowns, repairs or catastrophic events, labor costs or problems, competition, import duties, tariffs, energy costs, availability and cost of steel inputs (e.g., ore, scrap, coke and energy), currency exchange rates and other factors described in the immediately preceding paragraph. This volatility can significantly affect our steel costs.

In an environment of increasing prices for steel and other raw materials, competitive conditions may impact how much of the price increases we can pass on to our customers. To the extent we are unable to pass on future price increases in our raw materials to our customers, our financial results could be adversely affected. Also, if steel prices decrease, in general, competitive conditions may impact how quickly we must reduce our prices to our customers and we could be forced to use higher-priced raw materials to complete orders for which the selling prices have decreased. Decreasing steel prices may also require the Company to write-down the value of its inventory to reflect current market pricing, as was the case during fiscal 2009.

Inventories

Our business could be harmed if we fail to maintain proper inventory levels. We are required to maintain sufficient inventories to accommodate the needs of our customers including, in many cases, short lead times and just-in-time delivery requirements. Although we typically have customer orders in hand prior to placement of our raw material orders for Steel Processing, we anticipate and forecast customer demand for all business segments. We purchase raw materials on a regular basis in an effort to maintain our inventory at levels that we believe are sufficient to satisfy the anticipated needs of our customers based upon orders, customer volume expectations, historic buying practices and market conditions. Inventory levels in excess of customer demand may result in the use of higher-priced inventory to fill orders reflecting lower selling prices, if steel prices have significantly decreased. These events could adversely affect our financial results. Conversely, if we underestimate demand for our products or if our suppliers fail to supply quality products in a timely manner, we may experience inventory shortages. Inventory shortages might result in unfilled orders, negatively impacting our customer relationships, and resulting in lost revenues, any of which could harm our business and adversely affect our financial results.

Suppliers and Customers

The loss of significant volume from key customers could adversely affect us. In fiscal 2009, our largest customer accounted for approximately 4% of our consolidated gross sales, and our ten largest customers accounted for approximately 22% of our consolidated gross sales. A significant loss of, or decrease in, business from any of these customers could have an adverse effect on our sales and financial results if we cannot obtain replacement business. Also, due to consolidation in the industries we serve, including the construction, automotive and retail industries, our gross sales may be increasingly sensitive to deterioration in the financial condition of, or other adverse developments with respect to, one or more of our top customers.

Many of our key industries, such as construction and automotive, are cyclical in nature. These industries can be impacted by both market demand and raw material supply, particularly steel. The demand for our products is directly related to, and quickly impacted by, customer demand in our industries, which can change as the result of changes in the general United States or worldwide economy and other factors beyond our control. Adverse changes in demand or pricing can have a negative effect on our business.

Significant sales reductions for any of the Detroit 3 automakers could have a negative impact on our business. Approximately half the sales of our Steel Processing business segment and substantially all of the sales of the Automotive Body Panels business segment are to the automotive market. Although we do sell to the domestic operations of foreign automakers, a significant majority of our automotive sales are to Ford, General Motors, and Chrysler (the “Detroit 3”) and their suppliers.

The closing or relocation of customer facilities could adversely affect us. Our ability to meet delivery requirements and the overall cost of our products as delivered to a customer facility are important competitive factors. If customers close or move production facilities further away from our manufacturing facilities which can supply them, it can have an adverse effect on our ability to meet competitive conditions which could result in the loss of sales. Likewise, if customers move production facilities overseas, it can result in the loss of potential sales for the Company.

Sales conflicts with our customers and/or suppliers can adversely impact us. In some instances, we may complete with one or more customers and/or suppliers in pursuing the same business. Such conflicts can strain our relationships with those parties which can adversely affect our future business with them.

The closing or idling of steel manufacturing facilities could have a negative impact on us. As steel makers have reduced their production capacities by closing or idling production lines in light of the current recessionary conditions, the number of facilities from which we can purchase steel, in particular certain specialty steels, has decreased. Accordingly, if delivery from a supplier is disrupted, particularly with respect to certain types of specialty steel, it may be more difficult to obtain an alternate supply than in the past. Also, these closures can have an adverse effect on the supplier’s on-time delivery performance which can have an adverse effect on our ability to meet our own delivery commitments and may have other adverse effects on our business.

The loss of key supplier relationships could adversely affect us. Over the years, our various manufacturing operations had developed relationships with certain steel and other suppliers which have been beneficial to us by providing more assured delivery and a more favorable all-in cost, which includes price and shipping costs. If those relationships are disrupted, it can have an adverse effect on delivery times and the overall cost of our raw materials, which can have a negative impact on our business.

Competition

Our business is highly competitive, and increased competition could negatively impact our financial results. Generally, the markets in which we conduct business are highly competitive. Competition for most of our products is primarily on the basis of price, product quality and our ability to meet delivery requirements. The current economic recession has also resulted in significant open capacity which could increase competitive presence. Competition may also increase if suppliers to or customers of our industries begin to more directly compete with our businesses through acquisition or otherwise. Increased competition could cause us to lose market share, increase expenditures, lower our margins or offer additional services at a higher cost to us, which could adversely impact our financial results.

Material Substitution

In certain applications, steel competes with other materials, such as aluminum (particularly in the automobile industry), cement and wood (particularly in the construction industry), composites, glass and plastic. Prices of all of these materials fluctuate widely and differences between them and steel prices may adversely affect demand for our products and/or encourage substitution, which could adversely affect prices and demand for steel products. The high cost of steel relative to other materials can make material substitution more attractive for certain uses.

Freight and Energy

The availability and cost of freight and energy, such as electricity, natural gas and diesel fuel, are important in the manufacture and transport of our products. Our operating costs increase when energy costs rise. During periods of increasing freight and energy costs, we might not be able to fully recover our operating cost increases through price increases without reducing demand for our products. Our financial results could be adversely affected if we are unable to pass all of the increases on to our customers or if we are unable to obtain the necessary freight and energy. Also, increasing energy costs could put a strain on the transportation of materials and products if such cost increases force certain transporters to close.

Information Systems

We are subject to information system security risks and systems integration issues that could disrupt our internal operations. We are dependent upon information technology for the distribution of information internally and also to our customers and suppliers. This information technology is subject to damage or interruption from a variety of sources, including but not limited to computer viruses, security breaches and defects in design. There also could be system or network disruptions if new or upgraded business management systems are defective or are not installed properly, or are not properly integrated into operations. We recently implemented a new software-based enterprise resource planning system. Various measures have been implemented to manage our risks related to information system and network disruptions, but a system failure could negatively impact our operations and financial results.

Business Disruptions

Disruptions to our business or the business of our customers or suppliers could adversely impact our operations and financial results. Business disruptions, including increased costs for or interruptions in the supply of energy or raw materials, resulting from shortages of supply or transportation, from severe weather events (such as hurricanes, floods and blizzards), from casualty events (such as explosions, fires or material equipment breakdown), from acts of terrorism, from pandemic disease, from labor disruptions or from other events (such as required maintenance shutdowns) could cause interruptions to our business as well as the operations of our customers and suppliers. While we maintain insurance coverage that can offset some losses relating to certain types of these events, losses from business disruptions could have an adverse effect on our operations and financial results and we can be adversely impacted to the extent any such losses are not covered by insurance or cause some other adverse impact to the Company.

Foreign

Economic, political and other risks associated with foreign operations could adversely affect our international financial results. Although the substantial majority of our business activity takes place in the United States, we derive a portion of our revenues and earnings from operations in foreign countries, and are subject to risks associated with doing business internationally. We have wholly-owned facilities in Austria, Canada, the Czech Republic and Portugal and joint venture facilities in China, France, India, Mexico, Spain and the United Kingdom. The risks of doing business in foreign countries include: the potential for adverse changes in the local political climate, in diplomatic relations between foreign countries and the United States or in government policies, laws or regulations; terrorist activity that may cause social disruption; logistical and communications challenges; costs of complying with a variety of laws and regulations; difficulty in staffing and managing geographically diverse operations; deterioration of foreign economic conditions; currency rate fluctuations; foreign exchange restrictions; differing local business practices and cultural considerations; restrictions on imports and exports or sources of supply; and changes in duties or taxes. We believe that our business activities outside of the United States involve a higher degree of risk than our domestic activities.

The global recession and the volatility of worldwide capital and credit markets have impacted and will likely continue to significantly impact our foreign customers and markets. This has decreased demand in our foreign operations and is having significant negative impacts on our business. See in general the discussion under “Economic or Industry Downturns” above.

Joint Ventures

A change in the relationship between the members of any of our joint ventures may have an adverse effect on that joint venture. Worthington has been successful in the development and operation of various joint ventures, and equity in net income from our joint ventures, particularly WAVE, has been important to our financial results. We believe an important element in the success of any joint venture is a solid relationship between the members of that joint venture. If there is a change in ownership, a change of control, a change in management or another event with respect to a member that adversely impacts the relationship between the members, it may adversely impact the joint venture.

Acquisitions

We may not be able to consummate, manage and integrate future acquisitions successfully. Some of our growth has been through acquisitions. We continue to seek additional businesses to acquire in the future. There are no assurances, however, that any acquisition opportunities will arise or, if they do, that they will be consummated, or that any needed additional financing will be available on satisfactory terms when required. In addition, acquisitions involve risks that the businesses acquired will not perform in accordance with expectations, that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect, that the acquired businesses may not be integrated successfully and that the acquisitions may strain our management resources.

Accounting and Tax Estimates

We are required to make accounting and tax-related estimates and judgments in preparing our consolidated financial statements. In preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States, we make certain estimates and assumptions that affect the accounting for and recognition of assets, liabilities, revenues and expenses. These estimates and assumptions must be made because certain information that is used in the preparation of our consolidated financial statements is dependent on future events, or cannot be calculated with a high degree of precision from data available. In some cases, these estimates are particularly difficult to determine and we must exercise significant judgment. The estimates and assumptions having the greatest amount of uncertainty, subjectivity and complexity are related to our accounting for bad debts, returns and allowances, inventory, self-insurance reserves, derivatives, stock-based compensation, deferred income taxes and asset and goodwill impairments. Actual results could differ materially from the estimates and assumptions that we use, which could have a material adverse effect on our financial condition and results of operations.

Claims and Insurance

Adverse claims experience, to the extent not covered by insurance, may have an adverse effect on our financial results. We self-insure a significant portion of our potential liability for workers compensation, product liability, general liability, property, automobile liability, stop loss and employee medical claims. In order to reduce risk, we purchase insurance from highly rated licensed insurance carriers that covers most claims in excess of the deductible or retained amounts. We maintain an accrual for the estimated cost to resolve open claims as well as an estimate of the cost of claims that have been incurred but not reported. The occurrence of significant claims, our failure to adequately reserve for such claims, a significant cost increase to maintain our insurance or the failure of our insurance provider to perform could have an adverse impact on our financial condition and results of operations.

Principal Shareholder

Our principal shareholder may have the ability to exert significant influence in matters requiring a shareholder vote and could delay, deter or prevent a change in control of Worthington. Pursuant to our charter documents, certain matters such as those in which a person would attempt to acquire or take control of the Company, must be approved by the vote of the holders of common shares representing at least 75% of Worthington’s outstanding voting power. Approximately 22% of our outstanding common shares are beneficially owned by John P. McConnell, our Chairman of the Board and Chief Executive Officer. As a result of his beneficial ownership, Mr. McConnell may have the ability to exert significant influence in these matters and other proposals upon which our shareholders vote.

Credit Ratings

Rating agencies may downgrade our credit ratings, which could make it more difficult for us to raise capital and could increase our financing costs. Any downgrade in our credit ratings may make raising capital more difficult, may increase the cost and affect the terms of future borrowings, may affect the terms under which we purchase goods and services and may limit our ability to take advantage of potential business opportunities. The rate on some of our credit facilities is tied to our credit rating. Any downgrade would likely result in an increase in the current cost of our revolving credit facility.

Difficult Financial Markets

Should we be required to raise capital in the current financing environment, potential outcomes might include higher borrowing costs, less available capital, more stringent terms and tighter covenants or, in extreme conditions, an inability to raise capital. Although the Company currently has significant borrowing availability under its existing credit facilities, should those facilities become unavailable due to covenant or other defaults, or should we otherwise be required to raise capital outside our existing facilities, given the current uncertainty in the financial markets, our ability to access capital and the terms under which we do so may change. Any adverse change in our access to capital or the terms of our borrowings, including increased costs, would have a negative impact on the Company.

Environmental, Health and Safety

We may incur additional costs related to environmental and health and safety matters. Our operations and facilities are subject to a variety of federal, state, local and foreign laws and regulations relating to the protection of the environment and human health and safety. Failure to maintain or achieve compliance with these laws and regulations or with the permits required for our operations could result in increased costs and capital expenditures and potentially fines and civil or criminal sanctions, third-party claims for property damage or personal injury, cleanup costs or temporary or permanent discontinuance of operations. Over time, we and other predecessor operators of our facilities have generated, used, handled and disposed of hazardous and other regulated wastes. Environmental liabilities could exist, including cleanup obligations at these facilities or at off-site locations where materials from our operations were disposed of or at facilities we have divested, which could result in future expenditures that cannot be currently quantified and which could reduce our profits and cash flow. We may be held strictly liable for the contamination of these sites, and the amount of that liability could be material. Under the “joint and several” liability principle of certain environmental laws, we may be held liable for all remediation costs at a particular site, even with respect to contamination for which we are not responsible. Changes in environmental laws, regulations or enforcement policies, including without limitation new or more stringent regulations affecting greenhouse gas emissions, could have a material adverse effect on our business, financial condition or results of operations.

Legislation and Regulation

Certain proposed legislation and regulations can have an adverse impact on the economy in general and in our markets specifically, which may adversely affect our business. For example, legislation and regulations proposing increases in taxation on or heightened regulation of carbon emissions may result in higher prices for steel, higher prices for utilities required to run our facilities, higher fuel costs for us and our shippers and other adverse impacts. To the extent this or other new legislation or regulation increases our costs, we may not be able to fully pass these costs on to our customers without a resulting decline in sales and adverse impact to our profits. Likewise, to the extent new legislation or regulation would have an adverse effect on the economy, our markets or the ability of domestic businesses to compete against foreign operations, it could also have an adverse impact on us.

Impairment Charges

Continued or enhanced weakness in the economy, our markets or our results of operation could result in future asset impairments, which would reduce our reported earnings and net worth. We review the carrying value of our long-lived assets, including intangible assets with finite useful lives, whenever events or changes in circumstances indicate that the carrying value of an asset or a group of assets may not be recoverable. When a potential impairment is indicated, accounting standards require a charge to be recognized in the consolidated financial statements if the carrying amount of an asset or group of assets exceeds the fair value of that asset or group of assets. The loss recognized would be the difference between the fair value and the carrying amount of the asset or group of assets.

Risks Related to the Offering

The notes are subject to prior claims of any of our secured creditors.

The notes are our senior unsecured general obligations, ranking equally with other unsecured and unsubordinated debt but below any secured debt to the extent of the assets securing such obligations. The indenture governing the notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any debt secured by our assets or assets of our subsidiaries, these assets will be subject to the prior claims of our secured creditors.

In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, our pledged assets would be available to satisfy obligations of the secured debt before any payment could be made on the notes. To the extent that such assets cannot satisfy in full our secured debt, the holders of such debt would have a claim for any shortfall that would rank equally in right of payment with the notes. In that case, we may not have sufficient assets remaining to pay amounts due on any or all of the notes.

The notes are effectively subordinated to the existing and future liabilities of our subsidiaries.

Our equity interest in our subsidiaries is subordinate to any debt and other liabilities and commitments of our subsidiaries to the extent of the value of the assets of such subsidiaries, whether or not secured. The notes will not be guaranteed by our subsidiaries and we may not have direct access to the assets of our subsidiaries unless these assets are transferred to us by dividend or otherwise. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

The limited covenants in the notes and the indenture may not provide protection against some events or developments that may affect the trading prices for the notes or our ability to repay the notes.

The indenture governing the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	limit our ability to incur substantial secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit our subsidiaries’ ability to incur indebtedness, which would rank senior to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common shares or other securities ranking junior to the notes.

Furthermore, none of our joint ventures or subsidiaries that are not restricted subsidiaries (as such terms are defined in the indenture) are subject to the restrictive covenants in the notes or in the indenture. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes. In addition, we are subject to periodic review by independent credit rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade our debt credit rating generally, and the ratings on the notes, which could adversely impact the trading prices for, or the liquidity of, the notes. Any such downgrade could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

The indenture does not restrict the amount of additional debt that we may incur.

The notes and the indenture pursuant to which the notes will be issued do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the trading value of your notes, if any, and a risk that the credit rating of the notes is lowered or withdrawn.

An active trading market may not develop for the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange. Certain of the underwriters have advised us that they presently intend to make a market in the notes as permitted by applicable law. However, the underwriters are not obligated to make a market in the notes and may cease their market-making activities at any time at their discretion without notice. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for securities and by changes in the financial performance or prospects of our Company or companies in our industry. As a result, no assurance can be given (i) that an active trading market will develop or be maintained for the notes, (ii) as to the liquidity of any market that does develop or (iii) as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

We may not be able to repurchase the notes upon a change of control.

Unless we exercise our right to redeem the notes, each holder of notes will have the right to require us to purchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase upon a change of control triggering event (as defined in the indenture governing the notes). If we experience a change of control triggering event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Purchase upon a Change of Control Triggering Event.”

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the notes, after deducting the underwriting discounts and certain offering expenses, will be approximately $             million. We intend to use the net proceeds from this offering to repay a portion of our borrowings under our revolving credit facility and amounts outstanding under our revolving trade accounts receivable securitization facility.

We have a $435 million multi-year revolving credit facility with a group of lenders. The revolving credit facility matures in May 2013, except for a $35 million commitment by one lender which expires in September 2010. As of February 28, 2010, the outstanding balance under the revolving credit facility was $120 million, and we had provided approximately $8.3 million in letters of credit for third-party beneficiaries. Under the revolving credit facility, we have the option to borrow at rates equal to an applicable margin (determined by our credit rating) over the LIBOR, Prime or Fed Funds rates. Any amounts repaid under the revolving credit facility may be re-borrowed in the future. At February 28, 2010, borrowings under the revolving credit facility bore interest at rates based on LIBOR. The average interest rate for the revolving credit facility was 0.905% per annum as of February 28, 2010. Affiliates of certain of the underwriters are lenders under the revolving credit facility and will receive a portion of the net proceeds of this offering, which is being applied to repay a portion of such indebtedness. See “Underwriting (Conflicts of Interest).”

We also maintain a $100 million revolving trade accounts receivable securitization facility, which expires in January 2011. Pursuant to the terms of this facility, certain of our subsidiaries sell their accounts receivable without recourse, on a revolving basis, to Worthington Receivables Corporation (“WRC”), a wholly-owned consolidated, bankruptcy-remote subsidiary. In turn, WRC may sell without recourse, on a revolving basis, up to $100 million of undivided ownership interests in this pool of accounts receivable to a multi-sell, asset-backed commercial paper conduit. Purchases by the conduit are financed with the sale of A1/P1 commercial paper. We retain an undivided interest in this pool and are subject to risk of loss based on the collectability of the receivables from this retained interest. As of February 28, 2010, the pool of eligible accounts receivable exceeded the $100 million limit, and $90 million of undivided ownership interests in this pool of accounts receivable had been sold.

CAPITALIZATION

The following table sets forth our capitalization as of February 28, 2010 on:

•	an actual basis; and

•

on an as adjusted basis to reflect the sale of the notes offered by this prospectus supplement and the accompanying prospectus and the application of the use of proceeds from this offering as described under “Use of Proceeds.”

You should read this table together with our consolidated financial statements (including the notes thereto) incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

	February 28, 2010
	Actual	As Adjusted(1)
	(in millions)
Cash	$54.7	$54.7

Long-term debt (including current portion):
Revolving credit facility(2)	$120.0	$61.0
Revolving trade accounts receivable securitization facility(3)	90.0	0.0
5.26% Notes due 2014(4)	100.0	100.0
Notes offered hereby	—	150.0
Other	0.4	0.4

Total long-term debt	$310.4	$311.4

Noncontrolling interest	$36.3	$36.3

Shareholders’ equity	$697.2	$697.2

Total capitalization	$1,043.9	$1044.9

(1)	As adjusted for the issuance of the notes offered hereby and the application of net proceeds from this offering to repay $59 million of borrowings under our revolving credit facility and $90 million of amounts outstanding under our revolving trade accounts receivable securitization credit facility.
(2)	Our revolving credit facility has a maximum availability of $435 million. The revolving credit facility matures in May 2013, except for a $35 million commitment by one lender which expires in September 2010. As of February 28, 2010, we had provided $8.3 million of letters of credit for third-party beneficiaries.
(3)	Off-balance sheet. In June 2009, the FASB issued an amendment to accounting and disclosure requirements for transfers of financial assets, which may require the revolving trade accounts receivable securitization facility to be stated on our consolidated balance sheet in future fiscal years.
(4)	The floating rate senior notes originally bore interest at a variable rate equal to six-month LIBOR plus 80 basis points. The effective rate of the notes is 5.26% after the effect of an interest rate swap agreement.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as “Debt Securities”) supplements and, to the extent inconsistent therewith, supersedes the description of the general terms and provisions of Debt Securities set forth in the accompanying prospectus. Capitalized terms not otherwise defined herein shall have the meanings given to them in the accompanying prospectus.

General

The notes will be issued under the indenture, as supplemented by the supplemental indenture, each dated as of April     , 2010 between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the terms of the notes include those made part of the indenture by reference to the Trust Indenture Act. The following description and the description in the accompanying prospectus do not purport to be complete and are subject to and qualified in their entirety by reference to the Trust Indenture Act and all the provisions of the notes and the indenture.

Principal Amount and Maturity

The notes will initially be limited to $150,000,000 aggregate principal amount and will mature on                     , 2020. The Company may, without notice to or consent of the holders or beneficial owners of the notes, issue in separate offerings additional notes having the same ranking, interest rate, maturity and other terms as the notes. The notes and any such additional notes will constitute a single series under the indenture.

Interest

Except as otherwise provided in the indenture, interest on the notes as set forth on the cover page of this prospectus supplement will accrue from April     , 2010 and will be payable semi-annually on April 15 and October 15, commencing October 15, 2010, to those persons in whose names the notes are registered at the close of business on the next preceding April 1 and October 1, as the case may be.

Ranking

The notes will be senior unsecured obligations of the Company and will rank equally in right of payment with any of the Company’s existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of the Company’s future subordinated indebtedness. In addition, the Company conducts many of its operations through subsidiaries, and the notes will be structurally subordinated to all obligations of its subsidiaries. The notes will also be effectively subordinated to the Company’s secured obligations to the extent of the assets securing such obligations. At February 28, 2010, after giving effect to the use of proceeds from this offering as described under the heading “Use of Proceeds,” the Company would have had approximately $161 million of indebtedness ranking equally in right of payment with the notes and subsidiaries of the Company would have had aggregate balance sheet liabilities of approximately $335 million, excluding intercompany obligations.

Optional Redemption

The notes will be redeemable, as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of:

(a) 100% of the principal amount of such notes to be redeemed; and

(b) the sum of the present values of the Remaining Scheduled Payments (as defined herein) thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus          basis points,

Plus, in either case, accrued interest on the principal amount being redeemed to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Credit Suisse Securities (USA) LLC, a Primary Treasury Dealer (as defined herein) selected by Wells Fargo Securities, LLC and their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Remaining Scheduled Payments” means, with respect to any note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

Unless the Company defaults in payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Purchase upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes, unless the Company has exercised its right to redeem the notes in full as described under “—Optional Redemption” by giving irrevocable notice to the Trustee in accordance with the indenture, each holder of notes will have the right to require the Company to purchase all or a portion of such holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Unless the Company has exercised its right to redeem the notes, within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the notes or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each holder of notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days after the date the notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company will, to the extent lawful:

•	accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased and that all conditions precedent to the Change of Control Offer and to the purchase by us of notes pursuant to the Change of Control Offer have been complied with.

The Company will not be required to make a Change of Control Offer with respect to the notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes properly tendered and not withdrawn under its offer.

The Company will comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:

1. the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries;

2. the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the outstanding Voting Stock of the Company;

3. the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the

Company’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing at least a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

4. the first day on which a majority of the members of the Company’s board of directors are not Continuing Directors; or

5. the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely because the Company become a direct or indirect wholly-owned subsidiary of a holding company if the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means, with respect to the notes, (i) the rating of such notes by each of the Rating Agencies is lowered at any time during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) such notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the applicable board of directors who (i) was a member of such board of directors on the date of issuance of the notes or (ii) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Company’s control, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

For purposes of the notes, the following definition is applicable:

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that the Company offers to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries taken as a whole to another Person or group may be uncertain. In addition, holders of notes may not be entitled to require the Company to repurchase their notes in certain circumstances involving a significant change in the composition of the board of directors of the Company, including in connection with a proxy contest, in the event that the Company’s board of directors did not endorse a dissident slate of directors but approved them as Continuing Directors for purposes of the Indenture

Sinking Fund

There will be no mandatory sinking fund payments for the notes.

Book-Entry System

Except as described in the accompanying prospectus under the heading “Description of Debt Securities—Registered Global Securities,” owners of beneficial interests in a Global Security will not be considered the holders thereof and will not be entitled to receive physical delivery of notes in definitive form, and no Global Security will be exchangeable except for another Global Security of like denomination and terms to be registered in the name of the Depositary or its nominee.

The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

Same-Day Funds Settlement System and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

The notes will trade in the Depositary’s Same-Day Funds Settlement System until maturity or earlier redemption, and secondary market trading activity in the notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Certain Covenants

Limitation on Liens

Except as provided below, the Company may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or permit to exist any indebtedness for borrowed money (“Indebtedness”) secured by a Lien on any Principal Property or any shares of stock of or any Indebtedness of any Restricted Subsidiary, whether owned on the date of issuance of the notes or thereafter acquired, unless the Company contemporaneously secures the notes equally and ratably with (or prior to) such Indebtedness, except that the foregoing restrictions shall not apply to Indebtedness secured by:

1. Liens on any property, shares of stock or Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary;

2. Liens on property or shares of stock existing at the time of acquisition of such property or stock by the Company or a Restricted Subsidiary;

3. Liens to secure (i) the payment of all or any part of the price of acquisition, construction, alteration, expansion, repair or improvement of property, assets or stock by the Company or a Restricted Subsidiary or (ii) any Indebtedness incurred by the Company or a Restricted Subsidiary prior to, at the time of or within 180 days after the later of the acquisition or completion of construction, alteration, expansion, repair or improvements of such property (including any improvements on an existing property), which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction, alteration, expansion, repair or improvements thereon; provided, however, that, in the case of any such acquisition, construction, alteration, expansion, repair or improvement, the Lien shall not apply to any property theretofore owned by the Company or a Restricted Subsidiary, other than, in the case of any such construction, alteration, expansion, repair or improvement, any theretofore substantially unimproved real property on which the property or improvement so constructed is located;

4. Liens securing Indebtedness of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary or a wholly-owned Subsidiary;

5. Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary;

6. Liens on property of the Company or a Restricted Subsidiary in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country or any political subdivision thereof, or any department, agency or instrumentality of such country or political subdivision, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

7. Liens existing as of the original date of the indenture;

8. Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of its Restricted Subsidiaries;

9. Liens to banks arising from the issuance of letters of credit issued by such banks (“issuing banks”) which constitute borrowed money on the following: (i) any and all shipping documents, warehouse receipts, policies or certificates of insurance and other document accompanying or relative to drafts drawn under any credit, and any draft drawn thereunder (whether or not such documents, goods or other property be released to or upon the order of the Company or any Subsidiary under a security agreement or trust or bailee receipt or otherwise), and the proceeds of each and all of the foregoing; (ii) the balance of every deposit account, now or at the time hereafter existing, of the Company or any Subsidiary with the issuing banks, and any other claims of the Company or any Subsidiary against the issuing banks; and all property claims and demands and all rights and interests therein of the Company or any Subsidiary and all evidences thereof and all proceeds thereof which have been or at any time will be delivered to or otherwise come into the issuing bank’s possession, custody or control, or into the possession, custody or control of any bailee for the issuing bank or of any of its agents or correspondents for the account of the issuing bank, for any purpose, whether or not the express purpose of being used by the issuing bank as collateral security or for the safekeeping or for any other or different purpose, the issuing bank being deemed to have possession or control of all of such property actually in transit to or from or set apart for the issuing bank, any bailee for the issuing bank or any of its correspondents for other acting in its behalf, it being understood that the receipt at any time by the issuing bank, or any of its bailees, agents or correspondents, or other security, of whatever nature, including cash, will not be deemed a waiver of any of the issuing bank’s rights or power hereunder; (iii) all property shipped under or pursuant to or in connection with any credit or drafts drawn thereunder or in any way related thereto, and all proceeds thereof; or (iv) all additions to and substitutions for any of the property enumerated above in this subsection; or

10. Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Liens referred to in clauses (1) through (9) above; provided, however, that the principal amount of Indebtedness so secured shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Liens so extended, renewed or replaced (plus improvements and construction on such property).

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may, without securing the notes, create, incur, issue, assume, guarantee or permit to exist any Indebtedness secured by a Lien, other than those permitted pursuant to clauses (1) through (9) above, if, after giving pro forma effect to the Incurrence of such Indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding Indebtedness, the sum of (without duplication) (i) all Indebtedness of the Company and its Restricted Subsidiaries secured by Liens and (ii) all Attributable Indebtedness in respect of Sale/Leaseback Transactions with respect to any Principal Property, at the time of determination, does not exceed 10% of Consolidated Net Tangible Assets.

Limitation on Sale/Leaseback Transactions

The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction with respect to any Principal Property, unless (i) the Company or such Subsidiary would be entitled to create a Lien on such Principal Property securing Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction without securing the notes pursuant to the covenant described in “Limitation on Liens” above or (ii) the Company, within six months from the effective date of such Sale/Leaseback Transaction, applies to the voluntary defeasance or retirement (excluding retirements of notes and other Indebtedness ranking pari passu with the notes as a result of conversions, pursuant to mandatory sinking funds or mandatory prepayment provisions or by payment at maturity) of notes or other Indebtedness ranking pari passu with the notes an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction.

Certain Definitions

The following definitions, among others, are used in the indenture. Many of the definitions of terms used in the indenture have been negotiated specifically for the purposes of inclusion in the indenture and may not be consistent with the manner in which such terms are defined in other contexts. Prospective purchasers of notes are encouraged to read each of the following definitions carefully and to consider such definitions in the context in which they are used in the indenture. Capitalized terms used herein but not defined have the meanings assigned thereto in the indenture.

“Attributable Indebtedness” with respect to a Sale/Leaseback Transaction means, as of the time of determination, (i) if the obligation with respect to such Sale/Leaseback Transaction is a Capitalized Lease

Obligation, the amount of such obligation determined in accordance with GAAP and included in the financial statements of the lessee or (ii) if the obligation with respect to such Sale/Leaseback Transaction is not a Capitalized Lease Obligation, the total Net Amount of Rent required to be paid by the lessee under such lease during the remaining term thereof (including any period for which the lease has been extended), discounted from the respective due dates thereof to such determination date at the rate per annum borne by the notes compounded semi-annually.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its Subsidiaries for the total assets (less accumulated depletion, depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, after giving effect to purchase accounting and after deducting therefrom, to the extent included in total assets, in each case as determined on a consolidated basis in accordance with GAAP (without duplication): (i) the aggregate amount of liabilities of the Company and its Subsidiaries that may properly be classified as current liabilities (including taxes accrued as estimated); (ii) current Indebtedness and current maturities of long-term Indebtedness; (iii) minority interests in the Company’s Subsidiaries held by Persons other than the Company or a wholly-owned Subsidiary of the Company; and (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the date on which the notes are issued, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the indenture will be computed in conformity with GAAP consistently applied.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Net Amount of Rent” as to any lease for any period means the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as payable under such lease subsequent to the first date upon which it may be so terminated.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means any manufacturing plant or other similar facility (including production machinery and equipment located thereon) or warehouse, owned or leased by the Company or any Subsidiary, which is located within the United States other than (i) any such plant or facility which the Board of Directors determines in good faith by board resolution is not of material importance to the total business conducted, or assets owned, by the Company and its Subsidiaries as an entirety, or (ii) any portion of any such plant or facility which the Board of Directors determines by board resolution in good faith not to be of material importance to the use or operation thereof.

“Production machinery and equipment” means production machinery and equipment in such manufacturing plants used directly in the production of the Company’s or any Subsidiary’s products.

“Restricted Subsidiary” means any Subsidiary of the Company, which shall at the time, directly or indirectly, through one or more Subsidiaries or in combination with one or more other Subsidiaries or the Company, own or lease a Principal Property; provided, however, that any Subsidiary that transacts any substantial portion of its business and regularly maintains any substantial portion of its fixed assets outside of the United States shall not be deemed to be a “Restricted Subsidiary.”

“Sale/Leaseback Transaction” means an arrangement relating to property owned on the date of issuance of the notes or thereafter acquired whereby the Company or any of its Subsidiaries transfers such property to a Person and the Company or any of its Subsidiaries leases it from such Person.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person; provided, however, that any Person the accounts of which are not consolidated with those of the Company in its consolidated financial statements prepared in accordance with GAAP shall not be deemed to be a “Subsidiary” of the Company.

Defeasance; Satisfaction and Discharge

The notes will be subject to defeasance and discharge, and the covenants set forth above under “—Limitation on Liens” and “—Limitation on Sale/Leaseback Transactions” and under the heading “Description of Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus will be subject to covenant defeasance as set forth in the indenture. See “Description of Debt Securities—Satisfaction and Discharge of the Indenture; Defeasance” in the accompanying prospectus.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences related to the purchase, ownership and disposition of the notes by holders who purchase notes for cash in this original issuance at their “issue price” (i.e., the first price at which a substantial amount of the notes are sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters). This discussion is based upon the Internal Revenue Code of 1986, as amended (“Code”), regulations of the Treasury Department (“Treasury regulations”), Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not sought, and will not seek, any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed below.

This discussion is a summary for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership and disposition of the notes. In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders who hold the notes as capital assets (generally, property held for investment). It does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, any U.S. federal tax considerations other than income taxation (such as estate or gift taxation or unearned income Medicare contribution taxation under Section 1411 of the Code) or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks;

•	thrifts;

•	regulated investment companies;

•	real estate investment trusts;

•	traders in securities that have elected the mark-to-market method of accounting for their securities;

•	insurance companies;

•	persons that hold notes as part of a “straddle,” a “hedge” or a “conversation transaction” or other risk reduction transaction;

•	persons subject to the alternative minimum tax;

•	United States expatriates;

•	U.S. holders (defined below) that have a “functional currency” other than the U.S. dollar;

•	pass-through entities (e.g., partnerships and entities or arrangements treated as partnerships for U.S. federal income tax purposes) or investors who hold the notes through pass-through entities;

•	passive foreign investment companies; and

•	controlled foreign corporations.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is a beneficial owner of notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that is considering purchasing notes, you should consult with your own tax advisor.

In certain circumstances (see “Description of Notes—Optional Redemption” and “Description of Notes—Purchase upon a Change of Control Triggering Event”), we may pay amounts on the notes that are in excess of the interest and principal of the notes. Certain debt instruments that provide for one or more contingent payments are subject to Treasury regulations governing contingent payment debt instruments. A payment is not treated as a contingent payment under these Treasury regulations if, as of the issue date of the debt instrument, the likelihood that such payment will be made is “remote” or such contingency is considered “incidental.” We intend to take the position that the possibility that any such excess payment will be made is remote and/or incidental so that such possibility will not cause the notes to be treated as contingent payment debt instruments. Our determination that these contingencies are remote and/or incidental is binding on you unless you disclose your contrary position to the IRS in the manner that is required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. It is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the notes may be materially and adversely different from that described in this section. The remainder of this discussion assumes that the notes are not contingent payment debt instruments.

U.S. Holders

As used in this discussion, a “U.S. holder” is a beneficial owner of notes that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a United States court is able to exercise primary supervision over administration of the trust and one or more United States persons (as defined under the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Taxation of interest

Interest on the notes generally will be taxable to you as ordinary income:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

Sale or other disposition of notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you generally will recognize capital gain or loss equal to the difference, if any, between:

•

the amount of cash proceeds and the fair market value of any property received on such disposition (less any amount attributable to accrued and unpaid interest, which generally will be taxable as ordinary income to the extent not previously included in gross income); and

•	your adjusted tax basis in the note.

Your adjusted tax basis in a note generally will equal the cost of the note to you. Your gain or loss that is recognized on the sale or other disposition of the note generally will be capital gain or loss. This capital gain or loss generally will be long-term capital gain or loss if, at the time of the sale or other disposition, you have held the note for more than one year. Under current law, if you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to a preferential tax rate. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Information reporting generally will apply to payments of interest on, or the proceeds of a sale or other disposition (including a retirement or redemption) of, notes held by you, unless you are an exempt recipient. Backup withholding generally will apply to such payments unless you provide us or the appropriate intermediary with a correct taxpayer identification number and comply with certain certification procedures, or you otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds your actual U.S. federal income tax liability and you timely provide the required information to the IRS.

Non-U.S. Holders

You are a non-U.S. holder for purposes of this discussion if you are a beneficial owner of notes and you are, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

U.S. federal income tax and withholding tax on payments on the notes

Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax or withholding tax on payments of interest on a note, provided that:

•	you are not:

•	an actual or constructive owner of 10% or more of the total combined voting power of all classes of our common stock within the meaning of the Code and applicable Treasury regulations;

•	a controlled foreign corporation related (directly or indirectly) to us; or

•	a bank receiving interest as described in Section 881(c)(3)(A) of the Code;

•	such interest payments are not effectively connected with the conduct by you of a trade or business within the United States; and

•

you provide a properly completed IRS Form W-8BEN (or substitute IRS Form W-8BEN or the appropriate successor form), signed under penalties of perjury, which provides your name and address and certifies that you are not a United States person (as defined under the Code), to:

•	us or our paying agent; or

•

a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and that holds your notes on your behalf and certifies to us or our paying agent, under penalties of perjury, that it, or the bank or financial institution between it and you, has received from you your properly completed IRS Form W-8BEN (or substitute IRS Form W-8BEN or the appropriate successor form) and provides us or our paying agent with a copy of such form.

Special rules may apply to non-U.S. holders who hold notes through “qualified intermediaries” within the meaning of U.S. federal income tax laws.

Payments of interest on a note that are effectively connected with your conduct of a trade or business in the United States and, if you are entitled to benefits under an applicable income tax treaty, that are attributable to a permanent establishment or a fixed base maintained by you in the United States, generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to payments to a U.S. holder. If you are a corporate non-U.S. holder, you also may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on your effectively connected earnings and profits attributable to such interest. If interest is effectively connected income, payments of such interest will not be subject to U.S. withholding tax so long as you provide us or our paying agent with a properly completed IRS Form W-8ECI (or the appropriate successor form), signed under penalties of perjury, on or before the date of the payment of such interest.

A non-U.S. holder that does not qualify for an exemption from U.S. federal income tax or withholding tax under the preceding paragraphs generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on payments of interest on a note.

NON-U.S. HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS ABOUT ANY APPLICABLE INCOME TAX TREATIES, WHICH MAY PROVIDE FOR AN EXEMPTION FROM OR A REDUCTION OF U.S. FEDERAL INCOME TAX OR WITHHOLDING TAX, EXEMPTION FROM OR REDUCTION OF THE BRANCH PROFITS TAX, OR OTHER RULES DIFFERENT FROM THOSE DESCRIBED ABOVE.

Sale or other disposition of notes

Subject to the discussion of backup withholding below, any gain realized by you on the sale, exchange, redemption, retirement or other disposition of a note generally will not be subject to U.S. federal income tax or withholding tax, unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are satisfied.

If the first bullet point applies, you generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. holders, as described above, unless an applicable income tax treaty provides otherwise. In addition, if you are a corporation, you also may be subject to the branch profits tax described above on your effectively connected earnings and profits attributable to such gain. If the second bullet point applies, you generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be available under an applicable income tax treaty) on the amount by which your capital gains from U.S. sources exceed certain capital losses allocable to U.S. sources.

Information reporting and backup withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. The IRS may make this information available under the provisions of an applicable tax treaty to tax authorities in the country in which you are a resident. Backup withholding generally will not apply to payments of interest on a note if you duly provide certification as to your foreign status, or you otherwise establish an exemption, provided that neither we nor our paying agent has actual knowledge or reason to know that you are a United States person (as defined under the Code).

Payment of the gross proceeds from a sale or other disposition (including a retirement or redemption) of a note by you effected by the U.S. office of a U.S. or non-U.S. broker generally will be subject to information reporting requirements and backup withholding unless you properly certify, under penalties of perjury, as to your foreign status and certain other conditions are met, or you otherwise establish an exemption. Payment of the gross proceeds from a sale or other disposition of a note by you outside the United States effected by a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting and backup withholding. Payment of the gross proceeds from a sale or other disposition of a note by you generally will be subject to information reporting, but not backup withholding, if such sale or other disposition is effected by a non-U.S. office of a broker that is a United States person (as defined under the Code) or a foreign person with specified connections to the United States, unless you properly certify, under penalties of perjury, as to your foreign status and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amount withheld exceeds your actual U.S. federal income tax liability and you timely provide the required information to the IRS.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated                     , 2010, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC are acting as representatives, the following respective principal amounts of notes:

Underwriter	Principal Amount of Notes
Credit Suisse Securities (USA) LLC	$
Wells Fargo Securities, LLC

Total		$150,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of     % of the principal amount of the notes. The underwriters and selling group members may allow a discount of     % of the principal amount of the notes on sales to other broker/dealers. After the initial public offering, the representatives may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we will pay.

	Per Note		Total
Underwriting discounts and commissions paid by us		%	$

We estimate that our out-of-pocket expenses for this offering will be approximately $560,000.

The notes are a new issue of securities with no established trading market. One or more of the underwriters intend to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to any additional debt securities, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 60 days after the issuance of the notes.

We have agreed to indemnify the several underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•

Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Certain of the underwriters and their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Affiliates of Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC and certain other underwriters are lenders under our revolving credit facility, and an affiliate of Wells Fargo Securities, LLC acts as a co-document agent under the revolving credit facility.

Conflicts of Interest

As described in “Use of Proceeds,” some of the net proceeds of this offering will be used to repay borrowings under our revolving credit facility. Because more than 5% of the proceeds of this offering, not including underwriting compensation, will be received by affiliates of the underwriters in this offering, this offering is being conducted in compliance with the NASD Rule 2720, as administered by FINRA. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of securities rated Baa or better by Moody’s rating service or Bbb or better by Standard & Poor’s rating service or rated in a comparable category by another rating service acceptable to FINRA.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time,

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to prospective investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

•	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

CERTAIN LEGAL MATTERS

The validity of the notes will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. As of the date of this prospectus supplement, members of Vorys, Sater, Seymour and Pease LLP, and attorneys employed thereby, together with members of their immediate families, owned an aggregate of approximately 138,785 of our common shares. The underwriters have been represented by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedule of Worthington Industries, Inc. and subsidiaries as of May 31, 2009 and 2008, and for each of the years in the three-year period ended May 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Worthington Armstrong Venture and subsidiaries (a general partnership) as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s Internet website at www.sec.gov. You may also read and copy any of these SEC filings at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on our website at www.worthingtonindustries.com. The information on our website is not a part of this prospectus supplement or the accompanying prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the securities described in this prospectus supplement and the accompanying prospectus. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement, some of which is contained in exhibits included with or incorporated by reference in the registration statement. The registration statement, including the exhibits contained or incorporated by reference therein, can be read at the SEC’s website or the SEC’s Public Reference Room.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference in this prospectus supplement from the date we file the document containing such information.

Except to the extent furnished and not filed with the SEC under Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules, we incorporate by reference in this prospectus supplement the following documents that we have filed with the SEC and any future documents that we will file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement until we complete the offering of the notes or this offering is terminated:

•	our Annual Report on Form 10-K for the fiscal year ended May 31, 2009;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 2009, November 30, 2009 and February 28, 2010;

•

our Current Reports on Form 8-K filed on June 1, 2009, June 9, 2009, September 4, 2009, September 30, 2009 (excluding Items 2.02 and 7.01), October 2, 2009 (excluding Item 2.02), October 22, 2009, February 1, 2010 (as amended on February 1, 2010), March 1, 2010 and April 8, 2010; and

•	our definitive proxy statement on Schedule 14A with respect to our Annual Meeting of Shareholders held on September 30, 2009.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference in this prospectus supplement (other than exhibits to those documents unless they are specifically incorporated by reference in those documents). Requests should be directed to:

Worthington Industries, Inc.

200 Old Wilson Bridge Road

Columbus, Ohio 43085

Attention: Investor Relations Department

(614) 438-3210

PROSPECTUS

WORTHINGTON INDUSTRIES, INC.

Common Shares

Debt Securities

We may offer from time to time, in one or more offerings, common shares, debt securities or any combination thereof. The debt securities will be senior debt securities.

This prospectus describes the general terms of the securities we may offer and the general manner in which we may offer the securities. Each time we offer securities, we will provide a prospectus supplement or other offering material that will describe the specific terms of the securities offered and the specific manner in which we will offer the securities.

This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement or other offering material. The prospectus supplement and other offering material may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement, any other offering material and the additional information described under the heading “Where You Can Find More Information” carefully before you make your investment decision.

Our common shares are listed on the New York Stock Exchange under the symbol “WOR.” On April 7, 2010, the last reported sale price of our common shares was $16.48 per share. Unless we state otherwise in the applicable prospectus supplement, we will not list any debt securities on any securities exchange.

We may offer and sell the securities directly to purchasers or to or through underwriters, dealers or agents. The applicable prospectus supplement will provide the names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions.

Investing in our securities involves risk. See the “Risk Factors” section on page 4 of this prospectus, as well as the risk factors disclosed in our periodic reports filed with the Securities and Exchange Commission and in the applicable prospectus supplement or other offering material.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 8, 2010.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus describes the general terms of the securities we may offer and the general manner in which we may offer the securities. Each time we offer securities, we will provide a prospectus supplement or other offering material that will describe the specific terms of the securities offered and the specific manner in which we will offer the securities. The prospectus supplement or other offering material may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or other offering material, you should rely on the information in the prospectus supplement or other offering material. You should read this prospectus, the applicable prospectus supplement, any free writing prospectus prepared by or on behalf of us and any other offering materials, together with the information described under the heading “Where You Can Find More Information,” before deciding whether to invest in any of the securities offered.

Because we are a well-known seasoned issuer, as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), we may add to and offer additional securities, including secondary securities, by filing a prospectus supplement or term sheet with the SEC at the time of the offer.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement, free writing prospectus or other offering material filed by us with the SEC. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or in any prospectus supplement, free writing prospectus or other offering material is accurate as of any date other than the date of the applicable document or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since any such date.

Unless the context otherwise requires, references to “Worthington,” the “Company,” “we,” “our” and “us” and similar terms mean Worthington Industries, Inc. and its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current expectations, estimates or projections concerning future results or events. These statements are generally identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,” “could,” “intend,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Forward-looking statements may include, without limitation, statements relating to:

•	business plans or future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures;

•	projected working capital needs;

•	demand trends for us or our markets;

•	pricing trends for raw materials and finished goods and the impact of pricing changes;

•	anticipated capital expenditures and asset sales;

•	anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain;

•	projected timing, results, benefits, costs, charges and expenditures related to acquisitions, head count reductions and facility dispositions, shutdowns and consolidations;

•	the alignment of operations with demand;

•	the ability to operate profitably and generate cash in down markets;

•	the ability to capture and maintain margins and market share and to develop or take advantage of future opportunities, new products and markets;

•	expectations for Company and customer inventories, jobs and orders;

•	expectations for the economy and markets or improvements in the economy or markets;

•	expected benefits from transformation plans, cost reduction efforts and other new initiatives;

•	expectations for improving earnings, margins or shareholder value;

•	effects of judicial rulings; and

•	other non-historical matters.

Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those that follow:

•	the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn;

•	the effect of conditions in national and worldwide financial markets;

•	product demand and pricing;

•	changes in product mix, product substitution and market acceptance of our products;

•	fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations;

•	effects of facility closures and the consolidation of operations;

•	the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which we participate;

•	failure to maintain appropriate levels of inventories;

•	financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom we do business;

•	the ability to realize targeted expense reductions from head count reductions, facility closures and other cost reduction efforts;

•	the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis;

•	the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies from such acquisitions;

•	capacity levels and efficiencies within facilities and within the industry as a whole;

•

the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, labor issues, acts of war, terrorist activities or other causes;

•	changes in customer demand, inventories, spending patterns, product choices and supplier choices;

•	risks associated with doing business internationally, including economic, political and social instability and foreign currency exposure;

•	the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment;

•	adverse claims experience with respect to workers compensation, product recalls or product liability, casualty events or other matters;

•	deviation of actual results from estimates and/or assumptions used by us in the application of our significant accounting policies;

•	level of imports and import prices in our markets;

•	the impact of judicial rulings and governmental regulations, both in the United States and abroad; and

•	other risks described from time to time in our filings with the SEC or incorporated by reference below under the heading “Risk Factors.”

We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. It is impossible to predict or identify all potential risk factors. Consequently, you should not consider the foregoing list to be a complete set of all potential risks and uncertainties. Any forward-looking statements included or incorporated by reference in this prospectus are based on current information as of the date of this prospectus or the respective document incorporated herein by reference, and we assume no obligation to correct or update any such statements in the future, except as required by applicable law. All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

RISK FACTORS

Investing in our securities involves significant risks. Before you decide to invest in our securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated herein by reference from our most recent Annual Report on Form 10-K, as updated by our subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings we make with the SEC, and the risk factors contained under the “Risk Factors” heading in any applicable prospectus supplement. It is possible that our business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. See also the discussion under the heading “Forward-Looking Statements.”

THE COMPANY

Worthington Industries, Inc. is a corporation formed under the laws of the State of Ohio. Founded in 1955, we are primarily a diversified metal processing company, focused on value-added steel processing and manufactured metal products. Our manufactured metal products include: pressure cylinders products such as propane, refrigerant, oxygen, hand torch and camping cylinders, scuba tanks and helium balloon kits; light gauge steel framing for commercial and residential construction; framing systems and stairs for mid-rise buildings; current and past model automotive service stampings; and, through joint ventures, suspension grid systems for concealed and lay-in panel ceilings and laser welded blanks. We have three reportable business segments: (1) Steel Processing; (2) Metal Framing; and (3) Pressure Cylinders. Other operating segments, which are immaterial for purposes of separate disclosure, include Automotive Body Panels, Steel Packaging, Worthington Mid-Rise Construction, Worthington Military Construction and Worthington Stairs. We also hold equity positions in eight joint ventures.

The Steel Processing business segment consists of the Worthington Steel business unit (“Worthington Steel”), and includes Precision Specialty Metals, Inc., a specialty stainless processor, and Spartan Steel Coating, LLC, a consolidated joint venture which operates a cold-rolled hot dipped galvanizing line. Worthington Steel is one of the largest independent intermediate processors of flat-rolled steel in the United States. Worthington Steel serves customers principally in the automotive, construction, lawn and garden, hardware, furniture, office equipment, electrical control, tubing, leisure and recreation, appliance, agricultural, HVAC, container and aerospace markets.

The Metal Framing business segment consists of the Dietrich Metal Framing business unit (“Dietrich”). The Metal Framing business segment designs and produces metal framing components and systems and related accessories for the commercial and residential construction markets principally within the United States. Dietrich’s customers consist primarily of wholesale distributors, commercial and residential building contractors and mass merchandisers.

The Pressure Cylinders business segment consists of the Worthington Cylinders business unit (“Worthington Cylinders”), and includes Structural Composites Industries, LLC, a leading manufacturer of U.S. Department of Transportation-approved lightweight, aluminum-lined, composite-wrapped high-pressure cylinders. Worthington Cylinders produces a diversified line of pressure cylinders, including low-pressure liquefied petroleum gas and refrigerant gas cylinders, high-pressure and industrial/specialty gas cylinders, aluminum-lined, composite-wrapped high-pressure cylinders, airbrake tanks and certain consumer products.

For additional information concerning our business and our financial results and condition, please refer to the documents incorporated by reference in this prospectus. See “Incorporation of Certain Documents by Reference.”

Our principal executive offices are located at 200 Old Wilson Bridge Road, Columbus, Ohio 43085, and our telephone number is (614) 438-3210. We maintain a website at www.worthingtonindustries.com where general information about us is available. The information on our website is not a part of this prospectus or any applicable prospectus supplement or other offering material.

DESCRIPTION OF DEBT SECURITIES

The debt securities that we may offer by this prospectus consist of unsecured notes, debentures or other evidences of indebtedness of the Company (collectively, the “Debt Securities”). The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any prospectus supplement may relate. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the prospectus supplement or other offering material relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to the prospectus supplement and such other offering material relating thereto and to the following description.

The Debt Securities will be general obligations of the Company and will be senior debt of the Company. Debt Securities will be issued under an indenture (the “Indenture”) between the Company and U.S. Bank National Association (the “Trustee”). The following discussion of certain provisions of the Indenture is a summary only and does not purport to be a complete description of the terms and provisions of the Indenture. The Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. The following discussion is qualified in its entirety by reference to the provisions of the Indenture. The Indenture is subject to any amendments or supplements that we may enter into from time to time, as permitted under the Indenture. Except as otherwise defined in this prospectus, capitalized terms used in this prospectus have the meanings given to them in the Indenture.

General

The Indenture does not limit the aggregate principal amount of Debt Securities that can be issued thereunder. The Debt Securities may be issued in one or more series as may be authorized from time to time by the Company. You should read the prospectus supplement and any other offering material relating to a particular series of Debt Securities for any or all of the following terms of the series of Debt Securities offered by that prospectus supplement and this prospectus:

•	the title of the Debt Securities of the series;

•	any limit on the aggregate principal amount of the Debt Securities of the series that may be authenticated and delivered under the Indenture;

•	the date or dates on which the principal and premium with respect to the Debt Securities of the series are payable;

•

the rate or rates (which may be fixed or variable) at which the Debt Securities of the series shall bear interest (if any) or the method of determining such rate or rates, the date or dates from which such interest shall accrue, the interest payment dates on which such interest shall be payable or the method by which such dates will be determined, the record dates for the determination of holders thereof to whom such interest is payable (in the case of Registered Securities), and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•

the place or places, if any, in addition to or instead of the corporate trust office of the Trustee where the principal, premium, and interest with respect to Debt Securities of the series shall be payable;

•

the price or prices at which, the period or periods within which, and the terms and conditions upon which Debt Securities of the series may be redeemed, in whole or in part, at the option of the Company or otherwise;

•

the obligation, if any, of the Company to redeem, purchase or repay Debt Securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price or prices at which, the period or periods within which, and the terms and conditions upon which Debt Securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligations;

•	whether the Debt Securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions;

•	if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which Debt Securities of the series shall be issuable;

•

if the amount of principal, premium or interest with respect to the Debt Securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•

if the principal amount payable at the stated maturity of the Debt Securities of the series will not be determinable as of any one or more dates prior to such stated maturity, the amount that will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any maturity other than the stated maturity or which will be deemed to be outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined), and, if necessary, the manner of determining the equivalent thereof in United States currency;

•	any changes or additions relating to the discharge, defeasance and covenant defeasance described below under the heading “—Satisfaction and Discharge of the Indenture; Defeasance;”

•

if other than the coin or currency of the United States, the coin or currency or currencies or units of two or more currencies in which payment of the principal, premium and interest with respect to the Debt Securities of the series will be payable;

•

if other than the principal amount, the portion of the principal amount of the Debt Securities of the series that will be payable upon declaration of acceleration of maturity or provable in bankruptcy;

•	the terms, if any, of the transfer, mortgage, pledge or assignment as security for the Debt Securities of the series of any properties, assets, moneys, proceeds, securities or other collateral;

•

any addition to or change in the Events of Default with respect to the Debt Securities of the series and any change in the right of the Trustee or the holders to declare the principal of and interest on such Debt Securities due and payable;

•	the terms, if any, of any guarantee of the payment of principal of and interest on the Debt Securities of the series;

•

the applicability of, and any changes in or additions to, the covenants and definitions set forth in the Indenture or the terms of the Indenture relating to consolidation, merger, sale or conveyance described below under the heading “—Consolidation, Merger and Sale of Assets;”

•	any trustees, authenticating or paying agents, transfer agents or registrars;

•

if the Debt Securities of the series shall be issued in whole or in part in the form of a Global Security, the terms and conditions, if any, upon which such Global Security may be exchanged in whole or in part for other individual Debt Securities in definitive registered form and the Depositary for such Global Security;

•	with regard to Debt Securities of the series that do not bear interest, the dates for certain required reports to the Trustee; and

•	any other terms of the Debt Securities of the series which are not prohibited by the provisions of the Indenture.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of Debt Securities to which such prospectus supplement relates, including those applicable to (1) Debt Securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies or commodities), (2) Debt Securities with respect to which principal, premium or interest is payable in a foreign or composite currency, (3) Debt Securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates (“Original Issue Discount Debt Securities”) and (4) variable rate Debt Securities that are exchangeable for fixed rate Debt Securities.

Payments of interest on Debt Securities may be made at the option of the Company by check mailed to the registered holders thereof or, if so provided in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by such holder.

Unless otherwise provided in the applicable prospectus supplement, Debt Securities may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States or at the office of the Trustee or the Trustee’s agent in New York City at which its corporate agency business is conducted, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith.

Registered Global Securities

The Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (a “Global Security”) that will be deposited with a depositary (the “Depositary”), or with a nominee for a Depositary identified in the prospectus supplement relating to such series. In such case, one or more Global Securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except (1) by the Depositary to a nominee of such Depositary, (2) by a nominee of such Depositary to such Depositary or another nominee of such Depositary, (3) by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor or (4) in any other circumstance described in an applicable prospectus supplement.

The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the prospectus supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

Upon the issuance of a Global Security, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of Persons that have accounts with such Depositary (“participants”). The accounts to be credited will be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) or by participants or Persons that hold interests through participants (with respect to interests of Persons other than participants). So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have the Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

Principal, premium, if any, and interest payments on Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Global Security. None of the Company, the Trustee, any registrar, any paying agent or any agent of the Company or the Trustee will have any responsibility or liability for (1) any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, (2) the payments to the beneficial owners of such Global Security of amounts paid to such Depositary or its nominee or (3) any other matter relating to the actions and practices of such Depositary, its nominees or any of its direct or indirect participants.

The Company expects that the Depositary for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street names” and will be the responsibility of such participants.

If the Depositary for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive form in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities. In the event that the Company issues Debt Securities in definitive form in exchange for such Global Securities, ownership of beneficial interests in such Debt Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by (or on behalf of) the Company for such Debt Securities.

Certain Covenants

The Indenture contains certain covenants of the Company, including the following:

•

the Company will punctually pay or cause to be paid the principal of, and any premium and interest on, the Debt Securities, at the places and times and in the manner provided in the Indenture and in the Debt Securities;

•

the Company will maintain an office or agency where the Debt Securities may be presented or surrendered for payment, transfer or exchange and where notices and demands to or upon the Company in respect of the Debt Securities and the Indenture may be served;

•

the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises; provided, however, that the Company will not be required to preserve any such right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and the loss thereof is not materially disadvantageous to the holders of the Debt Securities; and

•

the Company will cause all properties used or useful in the conduct of its business of the Company or its subsidiaries to be maintained and kept in good condition, repair and working order and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on by the Company and its subsidiaries may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries will not be prevented from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the judgment of the Company, not materially detrimental to the conduct of the business of the Company and its subsidiaries, taken as a whole, and not materially disadvantageous to the holders of the Debt Securities.

Any restrictive covenants of the Company applicable to any series of Debt Securities will be described in the applicable prospectus supplement or other offering material.

Events of Default and Remedies

The following events are defined in the Indenture as “Events of Default” with respect to a series of Debt Securities:

•	default in the payment of any installment of interest on any Debt Securities of that series as and when the same become due and payable and continuance of such default for a period of 30 days;

•

default in the payment of principal or premium with respect to any Debt Securities of that series as and when the same become due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase or otherwise;

•	default in the payment of any sinking fund payment with respect to any Debt Securities of that series as and when the same become due and payable;

•	failure on the part of the Company to comply with the provisions of the Indenture relating to consolidations, mergers and sales of assets;

•

failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Debt Securities of that series, in any resolution of the Board of Directors of the Company authorizing the issuance of that series of Debt Securities, in the Indenture with respect to such series or in any supplemental indenture with respect to such series (other than a covenant a default in the performance of which is otherwise specifically dealt with) continuing for a period of 60 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

•

indebtedness of the Company or any Restricted Subsidiary of the Company is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total amount of such indebtedness unpaid or accelerated exceeds $20 million or the United States dollar equivalent thereof at the time and such default remains uncured or such acceleration is not rescinded for 10 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding;

•

the Company or any of its Restricted Subsidiaries (1) voluntarily commences any proceeding or file any petition seeking relief under the United States Bankruptcy Code or other federal or state bankruptcy, insolvency or similar law, (2) consents to the institution of, or fails to controvert within the time and in the manner prescribed by law, any such proceeding or the filing of any such petition, (3) applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any such Restricted Subsidiary or for a substantial part of its property, (4) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) makes a general assignment for the benefit of creditors, (6) admits in writing its inability or fails generally to pay its debts as they become due, (7) takes corporate action for the purpose of effecting any of the foregoing or (8) takes any comparable action under any foreign laws relating to insolvency;

•

the entry of an order or decree by a court having competent jurisdiction for (1) relief with respect to the Company or any of its Restricted Subsidiaries or a substantial part of any of their property under the United States Bankruptcy Code or any other federal or state bankruptcy, insolvency or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any such Restricted Subsidiary or for a substantial part of any of their property (except any decree or order appointing such official of any Restricted Subsidiary pursuant to a plan under which the assets and operations of such Restricted Subsidiary are transferred to or combined with another Restricted Subsidiary or Subsidiaries of the Company or to the Company) or (3) the winding-up or liquidation of the Company or any such Restricted Subsidiary (except any decree or order approving or ordering the winding-up or liquidation of the affairs of a Restricted Subsidiary pursuant to a plan under which the assets and operations of such Restricted Subsidiary are transferred to or combined with another Restricted Subsidiary or Subsidiaries of the Company or the Company), and such order or decree continues unstayed and in effect for 60 consecutive days, or any similar relief is granted under any foreign laws and the order or decree stays in effect for 60 consecutive days;

•

any judgment or decree for the payment of money in excess of $20 million or the United States dollar equivalent thereof at the time is entered against the Company or any Restricted Subsidiary of the Company by a court or courts of competent jurisdiction, which judgment is not covered by insurance, and is not discharged and either (1) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (2) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged or waived or the execution thereof stayed and, in either case, such default continues for 10 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Debt Securities of that series at the time outstanding; and

•	any other Event of Default provided with respect to Debt Securities of that series.

An Event of Default with respect to one series of Debt Securities is not necessarily an Event of Default for another series.

If an Event of Default described in the first, second, third, fourth, fifth, sixth, ninth or tenth bullet points above occurs and is continuing with respect to any series of Debt Securities, unless the principal and interest with respect to all the Debt Securities of such series has already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding may declare the principal of (or, if Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in such series) and interest on all the Debt Securities of such series due and payable immediately. If an Event of Default described in the seventh or eighth bullet points above occurs, unless the principal and interest with respect to all the Debt Securities of the series has become due and payable, the principal of (or, if any series are Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in such series) and interest on all Debt Securities of all series then outstanding will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Debt Securities.

If an Event of Default occurs and is continuing, the Trustee will be entitled and empowered to institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of the Debt Securities of the affected series or the Indenture, to prosecute any such action or proceeding to judgment or final decree and to enforce any such judgment or final decree against the Company or any other obligor on the Debt Securities of such series. In addition, if there are any pending proceedings for the bankruptcy or reorganization of the Company or any other obligor on the Debt Securities, or if a receiver, trustee or similar official has been appointed for its property, the Trustee will be entitled and empowered to file and prove a claim for the whole amount of principal, premium and interest (or, in the case of Original Issue Discount Debt Securities, such portion of the principal amount as may be specified in the terms of such series) owing and unpaid with respect to the Debt Securities. No holder of any Debt Security of any series will have any right to institute any action or proceeding upon or under or with respect to the Indenture, for the appointment of a receiver or trustee or for any other remedy, unless (1) such holder previously has given to the Trustee written notice of an Event of Default with respect to Debt Securities of that series and of the continuance thereof, (2) the holders of not less than 25% in aggregate principal amount of the outstanding Debt Securities of that series have made written request to the Trustee to institute such action or proceeding with respect to such Event of Default and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby and (3) the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute such action or proceeding and no direction inconsistent with such written request has been given to the Trustee pursuant to the provisions of the Indenture.

Prior to the acceleration of the maturity of the Debt Securities of any series, the holders of a majority in aggregate principal amount of the Debt Securities of that series at the time outstanding may, on behalf of the holders of all Debt Securities of that series, waive any past default or Event of Default and its consequences for that series, except (1) a default in the payment of the principal, premium or interest with respect to such Debt Securities or (2) a default with respect to a provision of the Indenture that cannot be amended without the consent of each holder affected thereby. In case of any such waiver, such default will cease to exist, any Event of Default arising therefrom will be deemed to have been cured for all purposes and the Company, the Trustee and the holders of the Debt Securities of that series will be restored to their former positions and rights under the Indenture.

The Trustee will, within 90 days after the occurrence of a default known to it with respect to a series of Debt Securities, give to the holders of the Debt Securities of such series notice of all defaults with respect to such series known to it, unless such defaults have been cured or waived before the giving of such notice; provided, however, that except in the case of default in the payment of principal, premium or interest with respect to the Debt Securities of such series or in the making of any sinking fund or purchase payment with respect to the Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such Debt Securities.

Modification of the Indenture

The Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities issued under the Indenture for one or more of the following purposes:

•

to evidence the succession of another person to the Company pursuant to the provisions of the Indenture relating to consolidations, mergers and sales of assets and the assumption by such successor of the covenants, agreements and obligations of the Company in the Indenture and in the Debt Securities;

•

to surrender any right or power conferred upon the Company by the Indenture, to add to the covenants of the Company such further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of Debt Securities as the Board of Directors of the Company shall consider to be for the protection of the holders of such Debt Securities and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or an Event of Default under the Indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the Trustee upon such default or may limit the right of holders of a majority in aggregate principal amount of any or all series of Debt Securities to waive such default);

•

to cure any ambiguity or to correct or supplement any provision contained in the Indenture, in any supplemental indenture or in any Debt Securities that may be defective or inconsistent with any other provision contained therein, to convey, transfer, assign, mortgage or pledge any property to or with the Trustee or to make such other provisions in regard to matters or questions arising under the Indenture as do not adversely affect the interests of any holders of Debt Securities of any series;

•	to modify or amend the Indenture in such a manner as to permit the qualification of the Indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

•

to add or change any of the provisions of the Indenture to change or eliminate any restrictions on the payment of principal, premium or interest with respect to the Debt Securities so long as any such action does not adversely affect the interests of the holders of Debt Securities of any series in any material respect or permit or facilitate the issuance of Debt Securities of any series in uncertificated form;

•	to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Debt Securities;

•	to add guarantees with respect to the Debt Securities or to secure the Debt Securities;

•

to add to, change or eliminate any of the provisions of the Indenture with respect to one or more series of Debt Securities, so long as any such addition, change or elimination not otherwise permitted under the Indenture (1) neither applies to any Debt Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor modifies the rights of the holders of any such Debt Security with respect to such provision or (2) becomes effective only when there is no such Debt Security outstanding;

•

to evidence and provide for the acceptance of appointment by a successor or separate Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the Indenture by more than one Trustee; and

•	to establish the form or terms of Debt Securities of any series, as described under the heading “—General” above.

With the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected thereby, the Company and the Trustee may from time to time and at any time enter into a supplemental indenture for the purpose of adding any provisions to, changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holder of the Debt Securities of such series; provided, however, that without the consent of the holders of each Debt Security so affected, no such supplemental indenture may (1) reduce the percentage in principal amount of Debt Securities of any series whose holders must consent to an amendment, (2) reduce the rate of or extend the time for payment of interest on any Debt Security, (3) reduce the principal of or extend the stated maturity of any Debt Security, (4) reduce the premium payable upon the redemption of any Debt Security or change the time at which any Debt Security may or must be redeemed, (5) make any Debt Security payable in a currency other than that stated in the Debt Security, (6) release any security that may have been granted with respect to the Debt Securities or (7) make any change in certain provisions of the Indenture relating to waivers of defaults or modifications of the Indenture with the consent of holders of the Debt Securities.

Consolidation, Merger and Sale of Assets

The Company may not consolidate with or merge with or into any person, or convey, transfer or lease all or substantially all of its assets, unless the following conditions have been satisfied:

•

either (1) the Company is the continuing person in the case of a merger or (2) the resulting, surviving or transferee person, if other than the Company (the “Successor Company”), is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes all of the obligations of the Company under the Debt Securities and the Indenture;

•

immediately after giving effect to such transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any subsidiary of the Company as a result of such transaction as having been incurred by the Successor Company or such subsidiary at the time of such transaction), no default or Event of Default would occur or be continuing; and

•	the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, or transfer complies with the Indenture.

Satisfaction and Discharge of the Indenture; Defeasance

The Indenture will generally cease to be of any further effect with respect to a series of Debt Securities if (1) the Company has delivered to the Trustee for cancellation all Debt Securities of such series (with certain limited exceptions) or (2) all Debt Securities of such series not theretofore delivered to the Trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and the Company has deposited with the Trustee as trust funds the entire amount in the currency in which the Debt Securities are denominated sufficient to pay at maturity or upon redemption all such Debt Securities, including principal and premium, if any, and interest due or to become due on such date of maturity or redemption date, as the case may be, and if, in either case, the Company also pays or causes to be paid all other sums payable under the Indenture by the Company.

In addition, the Company has a “legal defeasance option” (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, all of its obligations under such Debt Securities and the Indenture with respect to such Debt Securities) and a “covenant defeasance option” (pursuant to which it may terminate, with respect to the Debt Securities of a particular series, its obligations with respect to such Debt Securities under certain specified covenants contained in the Indenture or supplemental indenture). If the Company exercises its legal defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option with respect to a series of Debt Securities, payment of such Debt Securities may not be accelerated because of an Event of Default related to the specified covenants.

The Company may exercise its legal defeasance option or its covenant defeasance option with respect to the Debt Securities of a series only if:

•

the Company irrevocably deposits in trust with the Trustee cash or U.S. Government Obligations for the payment of principal, premium and interest with respect to such Debt Securities to maturity or redemption, as the case may be;

•

the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium and interest when due with respect to all the Debt Securities of such series to maturity or redemption, as the case may be;

•

123 days pass after the deposit is made and during the 123-day period no default described in the seventh or eighth bullet points under the heading “—Events of Default and Remedies” above with respect to the Company occurs that is continuing at the end of such period;

•	no default has occurred and is continuing on the date of such deposit and after giving effect thereto;

•	the deposit does not constitute a default under any other agreement binding on the Company;

•

the Company delivers to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

•	the Company delivers to the Trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance; and

•

the Company delivers to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the Debt Securities of such series as contemplated by the Indenture have been complied with.

The Trustee will hold in trust money or U.S. Government Obligations deposited with it as described above and will apply the deposited cash and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium and interest with respect to the Debt Securities of the defeased series.

The Trustee

The Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which the Company may be a party from time to time or from engaging in other transactions with the Company. The Company may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business and the Trustee may own Debt Securities.

Governing Law

The Indenture is, and the Debt Securities will be, governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material features of our capital stock. This summary does not describe every aspect of our capital stock and is subject to, and qualified in its entirety by reference to, all the provisions of our amended articles of incorporation and code of regulations, as currently in effect, each of which is filed as an exhibit to the registration statement of which this prospectus is a part, and the applicable provisions of Ohio law.

Authorized Capital Stock

Our authorized capital stock consists of 150,000,000 common shares, without par value, 500,000 Class A Preferred Shares, without par value, and 500,000 Class B Preferred Shares, without par value. As of March 31, 2010, there were (1) 79,254,092 common shares issued and outstanding and (2) no Class A Preferred Shares or Class B Preferred Shares issued and outstanding.

Common Shares

Holders of our common shares are entitled to:

•	one vote for each common share held;

•	receive dividends when and as declared by our Board of Directors from funds legally available therefor, subject to the rights of holders of our preferred shares, if any; and

•

share ratably in our net assets, legally available to our shareholders in the event of our dissolution, liquidation or winding up, after provision for distribution to the holders of any preferred shares and to the payment in full of all amounts required to be paid to creditors or provision for such payment.

Holders of our common shares have no preemptive, subscription, redemption, conversion or cumulative voting rights. Our outstanding common shares are, and any common shares that we issue pursuant to this prospectus and a prospectus supplement will be, when issued, fully paid and nonassessable.

Preferred Shares

Under our amended articles of incorporation, our Board of Directors is authorized to issue, without any further vote or action by our shareholders, subject to certain limitations prescribed by Ohio law and the rules and regulations of the New York Stock Exchange, up to an aggregate of 500,000 Class A Preferred Shares and 500,000 Class B Preferred Shares, in one or more series. Our Board of Directors is also authorized to fix or change the rights, preferences, qualifications and limitations of each series, including the division of such shares into series and the designation and authorized number of each series, dividend and distribution rights, liquidation rights, preferences and price, redemption rights and price, sinking fund requirements, preemptive rights, conversion rights and restrictions on issuance of shares. Subject to the provisions of any applicable law, holders of Class A Preferred Shares and holders of Class B Preferred Shares are entitled to one vote per share and ten votes per share, respectively, on matters to be voted upon by the holders of common shares and preferred shares voting together as a single class. Ohio law also entitles the holders of preferred shares to exercise a class vote on certain matters.

Our Board of Directors may authorize the issuance of preferred shares with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common shares. The issuance of preferred shares could have the effect of decreasing the market price of our common shares. The issuance of preferred shares also could have the effect of delaying, deterring or preventing a change in control of the Company without further action by our shareholders.

Anti-Takeover Effects of Amended Articles of Incorporation, Code of Regulations and Ohio Law

Certain provisions in our amended articles of incorporation and code of regulations and the Ohio Revised Code could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. A description of these provisions is set forth below.

Classified Board of Directors

Our Board of Directors is divided into three classes, with three-year staggered terms. This classification system increases the difficulty of replacing a majority of the directors at any one time and may tend to discourage a third party from making a tender offer or otherwise attempting to gain control of us. It also may maintain the incumbency of our Board of Directors.

Removal of Directors

Under our amended articles of incorporation, any director, or the entire Board of Directors, may be removed from office, with or without cause, only by the affirmative vote of 75% of the voting power of the Company voting together as a single class. However, under current Ohio law, the directors of an issuing public corporation with a classified board may only be removed for cause. Because the Company is an issuing public corporation and has a classified Board of Directors, the directors of the Company may only be removed for cause. Directors may also be removed from office, but only for cause, by the affirmative vote of three-fourths of the directors then in office.

Advance Notice Requirements for Shareholder Proposals and Nominations for Election as Directors

Under our code of regulations, shareholders seeking to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting must provide timely notice thereof in writing to the Company.

To be timely, a shareholder’s notice with respect to business to be brought before an annual meeting must be delivered to, or mailed and received by, the Company not less than 30 days prior to an annual meeting. However, if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, the shareholder’s notice must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

In order to nominate an individual for election as a director at a meeting, a shareholder must give written notice of the shareholder’s intention to make such nomination. The notice must be delivered to, or mailed and received by, the Company not less than 14 days or more than 50 days prior to any meeting called for the election of directors. However, if notice or public disclosure of the date of the meeting is given or made less than 21 days prior to the meeting, the shareholder notice must be received by the Company not later than the close of business on the seventh day following the day on which notice of the date of the meeting was mailed or publicly disclosed.

No Shareholder Action by Written Consent

Under our amended articles of incorporation, any action required or permitted to be taken by our shareholders must be effected at a duly called meeting of the shareholders and may not be effected by an action by written consent of the shareholders. This prevents our shareholders from initiating or effecting any action by written consent, thereby limiting the ability of shareholders to take actions opposed to our Board of Directors.

Special Meetings of Shareholders

Our code of regulations provides that special meetings of shareholders may be called only by the chairman of the board, the president, the secretary, the Board of Directors at a meeting, a majority of the directors acting without a meeting or the holders of at least 50% of all shares outstanding and entitled to vote at such meeting.

Supermajority Voting Provisions

Under the Ohio General Corporation Law, in the case of most mergers, sales of all or substantially all the assets of a corporation and amendments to a corporation’s articles of incorporation, the affirmative vote of two-thirds of the voting power of the corporation is required unless the corporation’s articles of incorporation provide for a lower amount not less than a majority. Our amended articles of incorporation change the default voting requirement provided by the Ohio General Corporation Law to a majority of the voting power, except that the affirmative vote of 75% of the voting power is required with respect to certain transactions between the Company and “substantial shareholders” as described below under the heading “—Transactions With Substantial Shareholders.”

Transactions With Substantial Shareholders

Under our amended articles of incorporation, certain transactions between the Company and a “substantial shareholder” must be approved by the affirmative vote of the holders of 75% of the voting power of the Company (which vote must also include the affirmative vote of the holders of a majority of the voting power of the Company excluding the substantial shareholder in question). A “substantial shareholder” is defined as any person who beneficially owns more than 15% of our voting power or is an affiliate of the Company and at any time within the past three years beneficially owned more than 15% of our voting power. Transactions requiring a supermajority shareholder vote include:

•

any merger or consolidation of the Company or any subsidiary of the Company with or into any substantial shareholder or any other corporation which, after such merger or consolidation, would be an affiliate of a substantial shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any substantial shareholder of any substantial part of the assets of the Company or any subsidiary of the Company;

•

the issuance or transfer by the Company or any subsidiary of the Company of equity securities to any substantial shareholder for consideration having an aggregate fair market value of $25 million or more;

•	the adoption of any plan or proposal for the liquidation or dissolution of the Company if, as of the record date relating to such event, any person shall be a substantial shareholder; and

•

any reclassification of securities or recapitalization of the Company, or any reorganization, merger or consolidation of the Company with any of its subsidiaries or any similar transaction which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding equity securities of the Company or any subsidiary of the Company directly or beneficially owned by any substantial shareholder.

A supermajority shareholder vote is not required, however, with respect to any of the foregoing transactions which is approved by three-fourths of the Company’s Board of Directors, provided that a majority of the directors in office and acting upon such matter are “continuing directors” (as defined in our amended articles of incorporation).

Control Share Acquisition Act

The Ohio General Corporation Law provides that certain notice and informational filings, and special shareholder meeting and voting procedures, must occur prior to any person’s acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third of such voting power;

•	one-third or more but less than a majority of such voting power; and

•	a majority or more of such voting power.

This provision, which is known as the Control Share Acquisition Act, does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have opted out of the application of the Control Share Acquisition Act in our code of regulations.

Merger Moratorium Statute

Chapter 1704 of the Ohio Revised Code, which is known as the Merger Moratorium Statute, generally addresses a wide range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between an Ohio corporation and an “interested shareholder” who, alone or with others, may exercise or direct the exercise of at least 10% of the voting power of the corporation in the election of directors. The Merger Moratorium Statute does not apply to a corporation if its articles of incorporation so provide. We have opted out of the application of the Merger Moratorium Statute in our amended articles of incorporation.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings (loss) to fixed charges for the nine months ended February 28, 2010 and for each of the previous five fiscal years. Our ratio of earnings (loss) to fixed charges for each of the periods set forth below has been computed on a consolidated basis and should be read in conjunction with our consolidated financial statements, including the notes to those financial statements, and other information set forth in our reports filed with the SEC.

	Nine Months Ended February 28, 2010	For the Fiscal Year Ended May 31,
		2009		2008	2007	2006	2005
Ratio of earnings (loss) to fixed charges(1)	2.4	(3.7	)(2)	7.2	10.0	8.7	11.1

(1)	The ratio of earnings (loss) to fixed charges is computed by dividing the fixed charges of Worthington Industries, Inc. and our consolidated subsidiaries into earnings or loss. Earnings (loss) consists of earnings (loss) before income taxes and net earnings attributable to non-controlling interest (a) plus (i) distributions from unconsolidated affiliates, (ii) capitalized interest amortization and (iii) fixed charges and (b) less (i) equity in net income of unconsolidated affiliates and (ii) capitalized interest. Fixed charges include interest expense (which includes the amortization of debt offering costs), capitalized interest, fees related to our revolving trade accounts receivable securitization facility, and the portion of rent expense which is deemed to be representative of the interest factor.
(2)	For the fiscal year ended May 31, 2009, our earnings were insufficient to cover our fixed charges by $113.9 million.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include repayment or refinancing of indebtedness, working capital additions, capital expenditures, repurchases of our common shares, dividends, acquisitions and other strategic investments. Until we apply the proceeds from the sale of the securities, we may invest funds not required immediately for such purposes in short-term investment grade securities or as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell any of the securities being offered by this prospectus in any one or more of the following ways from time to time:

•	to or through underwriters;

•	to or through dealers;

•	through agents;

•	directly to purchasers;

•	through any combination of these methods of sale; or

•	through any other methods described in a prospectus supplement.

The prospectus supplement with respect to the securities being offered will describe the specific plan of distribution and the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts, selling commissions, agency fees or other items constituting underwriters’, dealers’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers or agents; and

•	any securities exchanges on which the securities may be listed.

Underwriters

Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If we use underwriters, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer. Unless we state otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to certain conditions and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

The underwriters will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Dealers

If we use dealers in a sale, unless otherwise specified in the applicable prospectus supplement, we will sell the securities to the dealers as principals. The dealers may then resell such securities to the public at varying prices that they determine at the time of resale.

Agents

If we use agents in a sale, unless otherwise specified in the applicable prospectus supplement, the agents will act on a best efforts basis to solicit purchases for the period of their appointment.

Compensation

In connection with the sale of our securities, underwriters or agents may receive compensation from us or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by us to underwriters or agents in connection with an offering of securities, and any discounts, concessions or commissions allowed or reallowed or paid to dealers, will be specified in the applicable prospectus supplement.

Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit realized by them on the resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

Direct Sales

We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to resales of the securities. We will describe the terms of any direct sales in the applicable prospectus supplement.

Delayed Delivery Contracts

We may authorize underwriters, dealers or agents to solicit offers by institutions to purchase securities from us at the public offering price stated in the applicable prospectus supplement under delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. If we use delayed delivery contracts, the applicable prospectus supplement will disclose such use and describe the conditions to which the delayed delivery contracts will be subject and the commissions payable for the solicitation of the delayed delivery contracts.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

General Information

Underwriters, agents or dealers and their affiliates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

The securities offered hereby may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

In order to facilitate an offering of securities, persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the offered securities. Such transactions, if commenced, may be discontinued at any time. If any such activities will occur, they will be described in the applicable prospectus supplement.

CERTAIN LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. As of the date of this prospectus, members of Vorys, Sater, Seymour and Pease LLP, and attorneys employed thereby, together with members of their immediate families, owned an aggregate of approximately 138,785 of our common shares. Certain legal matters with respect to the offered securities may be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedule of Worthington Industries, Inc. and subsidiaries as of May 31, 2009 and 2008, and for each of the years in the three-year period ended May 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of May 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Worthington Armstrong Venture and subsidiaries (a general partnership) as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009, and as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s Internet website at www.sec.gov. You may also read and copy any of these SEC filings at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available on our website at www.worthingtonindustries.com. The information on our website is not a part of this prospectus or any applicable prospectus supplement or other offering material.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference in this prospectus from the date we file the document containing such information.

Except to the extent furnished and not filed with the SEC under Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules, we incorporate by reference in this prospectus the following documents that we have filed with the SEC and any future documents that we will file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus until we complete or terminate the offering of the securities offered by this prospectus and the applicable prospectus supplement(s):

•	our Annual Report on Form 10-K for the fiscal year ended May 31, 2009;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 2009, November 30, 2009 and February 28, 2010;

•

our Current Reports on Form 8-K filed on June 1, 2009, June 9, 2009, September 4, 2009, September 30, 2009 (excluding Items 2.02 and 7.01), October 2, 2009 (excluding Item 2.02), October 22, 2009, February 1, 2010 (as amended on February 1, 2010), March 1, 2010 and April 8, 2010;

•	our definitive proxy statement on Schedule 14A with respect to our Annual Meeting of Shareholders held on September 30, 2009; and

•

the description of our common shares contained in our Registration Statement on Form 8-A (File No. 001-08399) filed on March 27, 2000, together with any subsequent registration statement or report filed for the purpose of updating such description.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference in this prospectus (other than exhibits to those documents unless they are specifically incorporated by reference in those documents). Requests should be directed to:

Worthington Industries, Inc.

200 Old Wilson Bridge Road

Columbus, Ohio 43085

Attention: Investor Relations Department

(614) 438-3210